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                                                                   TYPE>EX 10.42









                             NOTE PURCHASE AGREEMENT

                                      DATED

                                  JUNE 20, 2000

                                     BETWEEN

                                GV INVESTMENT LLC

                                       AND

                           GLOBAL VACATION GROUP, INC.



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                             NOTE PURCHASE AGREEMENT


         This is an agreement dated June 20, 2000 between GV Investment LLC (the "Buyer"), a Delaware limited liability company, and Global Vacation Group, Inc. (the "Company"), a New York corporation, relating to the purchase by the Buyer from the Company of $27,500,000 principal amount of the Company's 9% Convertible Subordinated Notes due 2007 ("Notes"), which agreement is as follows:

                                      (2)

                                PURCHASE OF NOTES

         1.1 Purchase of Notes. At the Closing described in Paragraph 2.1, the Buyer will purchase the Notes from the Company and the Company will sell the Notes to the Buyer.

         1.2 Purchase Price. The purchase price to be paid by the Buyer for the Notes will be $27,500,000.

                                   (3)
                                   THE CLOSING

         1.3 Time and Place of Closing. The closing (the "Closing") of the purchase of the Notes will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, on the day (the "Closing Date") which is the last to occur of (i) June 20, 2000, and (ii) the business day after the day on which all the conditions in
Article V (other than conditions which it is contemplated will be satisfied at the Closing) have been satisfied or waived.

         1.4 Company's Actions at Closing. At the Closing, the Company will deliver the following to the Buyer:

     (a) The Notes, which will be substantially in the form of Exhibit 2.2-A.


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     (b) A copy, executed by the Company, of Amendment No. 1 to a Registration
         Rights Agreement (the "Registration Agreement") substantially in the form of Exhibit 2.2-B.

     (c) A copy, executed by Thayer Equity Investors III, L.P. ("Thayer") of a Shareholders Agreement (the "Shareholders Agreement") substantially in the form of Exhibit 2.2-C.

         1.5 Buyer's Actions at Closing. At the Closing, the Buyer will deliver the following to the Company:

     (a) A certified or bank cashier's check, or evidence of a wire transfer of immediately available funds to an account or accounts specified at least 24 hours before the Closing by the Company, in an amount equal to the purchase price of the Notes specified in Paragraph 1.2.

     (b) A letter acknowledging that the Buyer will be acquiring the Notes for investment, and not with a view to their resale or distribution.

     (c) A copy, executed by the Buyer, of the Registration Agreement.

     (d) A copy, executed by the Buyer, of the Stockholders Agreement.

                                      (4)
                         REPRESENTATIONS AND WARRANTIES

         1.6 Company's Representations and Warranties. The Company represents and warrants to the Buyer as follows:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.


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     (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it have been taken, except that under the rules of the New York Stock Exchange, the Company's shareholders are required to approve the issuance of the shares of common stock ("Common Stock"), par value $.01 per share of the Company upon conversion of the Notes (the "Conversion Shares"). This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (c) If the consents described on Exhibit 3.1-C are obtained and the Company's stockholders approve the issuance of the Conversion Shares, neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries, except that issuance of Conversion Shares upon conversion of Notes may require filings and expiration or termination of waiting periods, under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act").


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     (d) When Notes are issued and delivered to the Buyer as contemplated by this Agreement, the Notes will evidence valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms. When shares of common stock, par value $.01 per share, of the Company ("Common Stock") are issued upon conversion of Notes, those shares will be duly authorized and issued, fully paid and non-assessable, and will not be subject to, or have been issued in violation of, pre-emptive rights of any shareholders of the Company or any other persons.

     (e) When the Registration Agreement is delivered by the Company at the Closing, it will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. When the Shareholders Agreement is delivered by the Company at the Closing, it will be a valid and binding agreement of Thayer, enforceable against Thayer in accordance with its terms.

     (f) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company, as currently in effect, are attached as Exhibit 3.1-F. The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon the Company. As used in this Agreement, the term "Material Adverse Effect" upon the Company means a material adverse effect upon (i) the consolidated financial position of the Company and its subsidiaries, or (ii) the consolidated results of operations of the Company and its subsidiaries compared


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         with the consolidated results of their operations during the same period of the prior year.

     (g) The only authorized stock of the Company is 60,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 14,400,000 shares of Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.1-G, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

     (h) (i) Each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock of each of the Company's subsidiaries which are owned by the Company or any of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) except as shown on Exhibit 3.1-H, neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's


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         subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

     (i) Since January 1, 1997, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules under either of them.

     (j) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K") and its Report on Form 10-Q for the period ended March 31, 2000 (the "March 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the March 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the March 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the Securities and Exchange


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         Commission with regard to any period which ended, or any event which occurred, after March 31, 2000.

     (k) Since March 31, 2000, (i) the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to March 31, 2000, and (ii) except as set forth on Exhibit 3.2-K, nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect upon the Company.

     (l) The assets of the Company and its subsidiaries constitute, in the aggregate, all the material assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

     (m) The Company and it subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect upon the Company.

     (n) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect upon the Company.

     (o) Except as shown on Exhibit 3.1-O, the Company and each of its subsidiaries has filed when due all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all


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         Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at March 31, 2000 included in the March 10-Q and except as would not, in the aggregate, have a Material Adverse Effect upon the Company. Except as shown on Exhibit 3.1-O, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets,
         (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

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     (p) (i) The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) the Company has not received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in material liability by the Company or a subsidiary under any Environmental Law and (iv) neither the Company nor any subsidiary is subject to any order of court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

     (q) Failures of systems or equipment used by the Company to be Y2K Compliant will not result in liabilities or costs to the Company after March 31, 2000 which, in aggregate, will have a Material Adverse Effect upon the Company. As used in this Agreement, systems and equipment were Y2K compliant if they were capable of recognizing that dates in the year 2000 were subsequent to December 31,


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         1999 and were otherwise able to operate without being adversely affected by the change from the twentieth to the twenty-first century.

     (r) Except as shown on Exhibit 3.1-R, the Company has no agreements, and does not engage in any business, with Thayer or with any entity controlled or advised by it, or with any other entity controlled by any officer or director of the Company (other than the Company or its subsidiaries).

     (s) The Company's Board of Directors has approved the purchase of the Notes by the Buyer, the acquisition of some or all of the Notes by members of the Buyer if the Buyer distributes Notes to its members, the acquisition of some or all of the Conversion Shares upon conversion of Notes by the Buyer or by persons who received Notes as distributions by the Buyer to its members, and the acquisition of some or all of the Conversion Shares by members of the Buyer if the Buyer distributes Conversion Shares to its members. Because of that, the acquisition of Notes or Conversion Shares by the Buyer or by members of the Buyer will not cause the Buyer or any of its members to be subject to the prohibitions of Section 912(b) or (c) of the New York Business Corporation Law.

         1.7 Buyer's Representations and Warranties. The Buyer represents and warrants to the Company as follows:

     (a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) The Buyer has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Buyer to enter into this Agreement and carry


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         out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

     (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer.

     (d) No governmental filings, authorizations, approvals or consents are required to permit the Buyer to fulfill all its obligations under this Agreement.

     (e) The Buyer has, or has access through commitments from its members and from financial institutions, to, all the funds it will require to purchase the Notes.

         1.8 Remedy for Breaches of Representations and Warranties. The indemnification in Paragraphs 9.1 and 9.2 will be the only remedies available to the Buyer or the Company for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for that indemnification must be made as provided in Paragraph 9.3.


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                                      (5)
                          ACTIONS PRIOR TO THE CLOSING

         1.9 Activities Until Closing Date. From the date of this Agreement to the Closing Date, the Company will ensure that the Company and its subsidiaries will, except with the written consent of the Buyer:

     (a) Operate their respective businesses in the ordinary course and in a manner consistent with the manner in which they are being operated at the date of this Agreement.

     (b) Take all reasonable steps available to them to maintain the goodwill of their businesses and, except as otherwise requested by the Buyer, the continued employment of their executives and other employees.

     (c) At their expense, maintain all their assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

     (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines (including the Company's Restated Credit Agreement with lenders for which Bank of New York is the administrative agent) which are disclosed on the consolidated balance sheet at March 31, 2000 included in March 10-Q.

     (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

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     (f) Not pay any dividends, or make any other distributions (other than to the Company or its wholly owned subsidiaries).

     (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

     (h) Maintain their books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

     (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

     (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

         1.10 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 5.1 to be fulfilled prior to or at the Closing.

         1.11 Buyer's Efforts to Fulfill Conditions. The Buyer will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing.

                                      (6)
                         CONDITIONS PRECEDENT TO CLOSING

         1.12 Conditions to Buyer's Obligations. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

     (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect upon the Company will be true and correct in all respects) at the Closing Date with the same effect as though made on that date (unless a representation and warranty refers to a specific earlier date, in which case it will have been true and correct in all material respects at that earlier date), and the Company will have delivered to the Buyer a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

     (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

     (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Buyer from completing the transactions which are the subject of this Agreement and no action will be pending against the Buyer or the Company relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Buyer or the Company which would be material to the Buyer and its subsidiaries taken as a whole, or to the Company and its subsidiaries taken as a whole.

     (d) The consents described in Exhibit 3.1-C will have been obtained.

     (e) The Buyer will have received an opinion from Hogan & Hartson, counsel to the Company, substantially in the form of Exhibit 5.1-E


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     (f) The Closing Date will be not later than July 31, 2000.

         1.13 Conditions to Company's Obligations. The obligations of the Company at the Closing are subject to the following conditions (any or all of which may be waived by the Company):

     (a) The representations and warranties of the Buyer contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Closing Date with the same effect as though made on that date, and the Buyer will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

     (b) The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

     (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement and no action will be pending against the Company relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company which would be material to the Company and its subsidiaries taken as a whole.

     (d) The Company will have received an opinion from Clifford Chance Rogers & Wells LLP, counsel to the Buyer, substantially in the form of Exhibit 5.2-D.

     (e) The Closing Date will be not later than July 31, 2000.

                                       (7)
                              SHAREHOLDERS MEETING

         1.14 Proxy Statement and Shareholders Meeting. (a) The Company will cause a meeting of its shareholders (the "Shareholders Meeting") to be held within one year after the date of this Agreement at which the Company's shareholders will be asked to vote upon a proposal to approve the issuance of shares of the Conversion Shares upon conversion of the Notes. The Company will
(i) cause a proxy statement (the "Proxy Statement") relating to the Shareholders Meeting to be filed with the SEC not less than 60 days before the scheduled date of the Shareholders Meeting, (ii) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable,
(iii) describe in the Proxy Statement the recommendation of its Board of Directors that the shareholders approve the issuance of Conversion Shares upon conversion of the Notes (unless the Company's Board of Directors, after consultation with its counsel about the nature of its fiduciary duties, determines that it is required by its fiduciary duties to state that it no longer recommends that the shareholders vote in favor of the issuance of those shares), (iv) as promptly as practicable, and in any event within 10 days after the Company is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement to be mailed to its shareholders and
(v) cause the Shareholders Meeting to be held not later than the scheduled date of the Shareholders Meeting or such later day as is the 20th business day after the day on which the Proxy Statement is mailed.

     (b) The Buyer will supply to the Company all information in the Buyer's possession which the Company is required to include in the Proxy Statement and in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

                                      (8)
                      AGREEMENTS REGARDING SHARE PURCHASES

         1.15 Limit on Share Purchases. Until the third anniversary of the date of this Agreement, the Buyer and its Affiliates (as defined in the Shareholders Agreement) will not, without the prior approval of the Company's Board of Directors, acting alone or as part of a group (as that term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended,
(i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or its assets, or (iii) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose), or participate with, any other person in doing any of the foregoing, except that (i) the Buyer and its Affiliates may purchase up to 1,000,000 shares of Common Stock, (ii) the Buyer and its Affiliates may acquire voting stock of the Company upon conversion of Notes, and (iii) the Buyer and its Affiliates may acquire voting stock of the Company through exercise of options granted in accordance with Paragraph 7.2

Right of First Refusal. While more than 10% of the aggregate principal amount of the Notes are outstanding, the Company will not sell any Common Stock for a sale price which is less than the then conversion price of the Notes, unless the Company grants the holders of the Notes the option to purchase a portion of the shares it proposes to sell equal to the fraction of which (i) the numerator is the number of shares of Common Stock owned by holders of Notes or which holders of Notes have the right to purchase by converting Notes, and (ii) the denominator is the total number of outstanding shares of Common Stock (giving effect to the issuance of all the shares which are issuable on conversion of Notes and to the issuance of all the shares which are the subject of options granted under the

         Company's stock option plan as it is in effect on the date of this Agreement). Notwithstanding the foregoing, the provisions of this
         Section 7.2 shall not apply to (i) any issuance of any Common Stock or options or other rights to purchase Common Stock of the Company to officers, directors or employees of the Company and/or its subsidiaries pursuant to any stock or option plans or grants approved by the Company's board of directors; (ii) any issuance of warrants to purchase Common Stock (and the shares of Common Stock exercisable pursuant to such warrants) in connection with any financing transaction; (iii) shares of Common Stock issued pursuant to any public offering registered under the Securities Act of 1933, as amended; (iv) shares of Common Stock issued in connection with any stock split or stock dividend of the Company; and (v) shares of Common Stock issued in connection with any acquisition by the Company approved by at least one of the directors nominated by the holders of the Notes. The Company will give the holders of the Notes a notice of any option granted in accordance with this Paragraph, which will state (v) the total number of shares the Company proposes to sell, (w) the number of those shares which will be subject to the option granted to the holder of Notes, (x) the per share exercise price of the option, (y) the day on which the option will expire (which will be not less than 30 days after the day on which the notice is given) and (z) the day on which the purchase of the shares will take place if the option is exercised. If there is more than one holder of Notes, the option will be granted to the holders of the Notes pro rata to the principal amounts held by each of them. The Company may, within six months after an option granted in accordance with this Paragraph expires, sell all the shares described in the notice of that option which are not purchased by exercise of the option (including both shares which were not the subject of the option and shares as to which the option was not exercised) on terms which are not materially more favorable to the purchaser than the terms described in the notice of the grant of the option.

         1.16 Right to Purchase Notes. The Buyer will not sell any Notes for a sale price which is equal to or less than the principal amount of the Notes being sold, together with accrued but unpaid interest, unless the Buyer grants the Company the option to purchase all of such Notes to be sold at the purchase price for which the Buyer proposes to sell the Notes. Notwithstanding the foregoing, the provisions of this Section 7.3 shall not apply to any transfers by Buyer to any of its Affiliates (as defined in the Shareholders Agreement) if the Affiliate agrees to be bound by the provisions of this Paragraph to the same extent as though it were the Buyer. The Buyer will give the Company a notice of any option granted in accordance with this Paragraph, which will state (v) the aggregate principal amount of Notes which the Buyer proposes to sell, (x) the purchase price of the Notes to be sold, (y) the day on which the option will expire (which will be not less than 30 days after the day on which the notice is given) and (z) the day on which the sale of the Notes will take place if the option is exercised. The Buyer may, within six months after an option granted in accordance with this Paragraph expires, sell all the Notes described in the notice of that option which are not purchased by exercise of the option on terms which are not materially more favorable to the purchaser than the terms described in the notice of the grant of the option.

                                    (9)
                                   TERMINATION

         1.17 Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

     (a) By mutual consent of the Buyer and the Company.

     (b) By either the Buyer or the Company if, without fault of the terminating party, the Closing does not occur on or before July 31, 2000.

     (c) By the Buyer if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
         (ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Buyer prior to or on the Closing Date.

     (d) By the Company if (i) it is determined that any of the representations or warranties of the Buyer contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
         (ii) any of the conditions in Paragraph 5.2 is not satisfied or waived by the Company prior to or on the Closing Date.

         1.18 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 8.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement. Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                   (10)
                                 INDEMNIFICATION

         1.19 Indemnification Against Loss Due to Inaccuracies in Company's Representations and Warranties. The Company indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.1 is not as represented and warranted, or (ii) the Company fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         1.20 Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties. The Buyer indemnifies the Company against, and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.2 is not as represented and warranted, or (ii) the Buyer fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         1.21 Limitation on Company's Liability; Claims Net of Insurance Proceeds and Tax Benefits. The Company will not be liable under Paragraph 9.1 because any facts are not as represented and warranted in Paragraph 3.1, other than in Paragraph 3.1(d) or 3.1(g), (i) until the Buyer has suffered aggregate losses because facts were not as represented and warranted in excess of $400,000 (at which point the Company will be obligated to indemnify the Buyer only for aggregate losses above the $400,000 threshold) or (ii) to pay the Buyer a total of more than $5,000,000 for losses suffered by the Buyer in excess of the $400,000 threshold because facts were not as represented and warranted (after which point the Company will have no obligation to indemnify the Buyer from and against any further such losses). Any losses which are the subject of indemnification claims made under Paragraph 9.1 or 9.2 will, in each case, be net of any insurance proceeds received, or tax benefits accrued, by the Buyer or the Company, as the case may be, as a result of the incident that is the subject of the indemnification claim.

         1.22 Indemnification Sole Remedy. The indemnification in Paragraph 9.1 or 9.2, as the case may be, will be the sole remedy of the Buyer or the Company because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented and warranted. Any claim for that indemnification, other than a claim for indemnification with regard to Paragraph 3.1(d), must be made not later than February 15, 2002 in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. A claim for indemnification with regard to Paragraph 3.1(d) may be made at any time in a written notification containing the information described in the preceding sentence. Neither the Company nor the Buyer will have any liability because any matter which is the subject of a representation and warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted unless it is described in a notification given as provided in this Paragraph.

                                   (11)
                               ABSENCE OF BROKERS

         1.23 Representations and Warranties Regarding Brokers and Others. The Buyer and the Company each represents and warrants to the other of them that except as shown on Exhibit 10.1(1) as to the Company or Exhibit 10.1(2) as to the Buyer, nobody acted as a broker, a finder or in any similar capacity on its behalf in connection with the transactions which are the subject of this Agreement. The Company will pay the fees of anybody named on Exhibit 10.1(1) and the Buyer will pay the fees of anybody named on Exhibit 10.1(2) The Buyer and the Company each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                      (12)
                                     GENERAL

         1.24 Expenses. The Company will reimburse the Buyer for all the Buyer's reasonable expenses in connection with the transactions which are the subject of this Agreement, including legal fees and disbursements.

         1.25 Access to Properties, Books and Records. From the date of this Agreement until the Closing Date, the Company will cause the Company and each of its subsidiaries to give representatives of the Buyer or of anyone from whom the Buyer is seeking financing full access during normal business hours to all of their respective properties, books and records. The Buyer will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Buyer before it was made available to the Buyer or its representative by the Company or a subsidiary, or
(iv) otherwise is independently developed by the Buyer. If this Agreement is terminated prior to the Closing, the Buyer will, at the Company's request, deliver to the Company all documents and other material obtained by the Buyer from the Company, or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Buyer.

         1.26 Press Releases. The Buyer and the Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

         1.27 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement (including the Notes) contain the entire agreement between the Buyer and the Company relating to the transactions which are the subject of this Agreement and those other documents. All prior negotiations, understandings and agreements between the Buyer and the Company are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         1.28 Effect of Disclosures. Any information disclosed by a party in connection with any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

         1.29 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         1.30 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that the Buyer may assign its rights and obligations under this Agreement to an entity which is wholly owned by the Buyer or by persons or entities which own all the outstanding stock of the Buyer, if the Buyer unconditionally guarantees that the corporation to which the Buyer's rights and obligations are assigned will perform fully all the obligations of the Buyer under this Agreement.

         1.31 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by registered mail, return receipt requested, from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to the Company:

               Global Vacation Group, Inc.
               1420 New York Avenue, N.W.
               Suite 575
               Washington, D.C. 20005
               Attention:  President
               Facsimile No.:  (202) 347-0710

               with a copy to:

               Christopher Hagan, Esq.
               Hogan & Hartson LLP
               555 13th Street, N.W.
               Washington, D.C. 20004
               Facsimile No.: 202-637-5910


         If to the Buyer:

               GV Investment LLC
               c/o Three Cities Research, Inc.
               650 Madison Avenue
               New York, New York 10022
               Attention:  J. William Uhrig

               Facsimile No.:  (212) 980-1142

               with a copy to:

               David W. Bernstein, Esq.
               Clifford Chance Rogers & Wells LLP
               200 Park Avenue
               New York, New York 10166
               Facsimile No.:  (212) 878-8375

         1.32 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of New York.

         1.33 Amendments. This Agreement may be amended only by a document in writing signed by both the Buyer and the Company.

         1.34 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Buyer and the Company have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                               GV INVESTMENT LLC



                               By:
                                    --------------------------------------------
                                    Title:

                               GLOBAL VACATION GROUP, INC.


                               By:
                                    --------------------------------------------
                                    Title:

ARTICLE I  PURCHASE OF NOTES                                                                      1

  1.1   PURCHASE OF NOTES                                                                         1
  1.2   PURCHASE PRICE                                                                            1

ARTICLE II   THE CLOSING                                                                          1

  2.1   TIME AND PLACE OF CLOSING                                                                 1
  2.2   COMPANY'S ACTIONS AT CLOSING                                                              2
  2.3   BUYER'S ACTIONS AT CLOSING                                                                2

ARTICLE III  REPRESENTATIONS AND WARRANTIES                                                       2

  3.1   COMPANY'S REPRESENTATIONS AND WARRANTIES                                                  2
  3.2   BUYER'S REPRESENTATIONS AND WARRANTIES                                                    9
  3.3   REMEDY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES                                    10

ARTICLE IV  ACTIONS PRIOR TO THE CLOSING                                                         11

  4.1   ACTIVITIES UNTIL CLOSING DATE                                                            11
  4.2   HSR ACT FILINGS                                                                          12
  4.3   COMPANY'S EFFORTS TO FULFILL CONDITIONS                                                  12
  4.4   BUYER'S EFFORTS TO FULFILL CONDITIONS                                                    12

ARTICLE V  CONDITIONS PRECEDENT TO CLOSING                                                       13

  5.1   CONDITIONS TO BUYER'S OBLIGATIONS                                                        13
  5.2   CONDITIONS TO COMPANY'S OBLIGATIONS                                                      14

ARTICLE VI  SHAREHOLDERS MEETING                                                                 15

  6.1   PROXY STATEMENT AND SHAREHOLDERS MEETING                                                 15

ARTICLE VII  AGREEMENT REGARDING SHARE PURCHASES                                                 16

  7.1   LIMIT ON SHARE PURCHASES                                                                 16

ARTICLE VIII  TERMINATION                                                                        16

  8.1   RIGHT TO TERMINATE                                                                       16
  8.2   EFFECT OF TERMINATION                                                                    17

ARTICLE IX  INDEMNIFICATION                                                                      17

  9.1   INDEMNIFICATION AGAINST LOSS DUE TO INACCURACIES IN COMPANY'S REPRESENTATIONS AND
        WARRANTIES                                                                               17
  9.2   INDEMNIFICATION AGAINST LOSS DUE TO INACCURACIES IN BUYER'S REPRESENTATIONS AND
        WARRANTIES                                                                               17
  9.3   LIMITATION ON COMPANY'S LIABILITY                                                        17
  9.4   INDEMNIFICATION SOLE REMEDY                                                              18

ARTICLE X  ABSENCE OF BROKERS                                                                    18

  10.1  REPRESENTATIONS AND WARRANTIES REGARDING BROKERS AND OTHERS                              18

ARTICLE XI  GENERAL                                                                              19

  11.1  EXPENSES                                                                                 19
  11.2  ACCESS TO PROPERTIES, BOOKS AND RECORDS                                                  19
  11.3  PRESS RELEASES                                                                           20
  11.4  ENTIRE AGREEMENT                                                                         20
  11.5  EFFECT OF DISCLOSURES                                                                    20
  11.6  CAPTIONS                                                                                 20
  11.7  ASSIGNMENTS                                                                              20
  11.8  NOTICES AND OTHER COMMUNICATIONS                                                         21

  11.9  GOVERNING LAW                                                                            22
  11.10 AMENDMENTS                                                                               22
  11.11 COUNTERPARTS                                                                             22

                       Exhibits to Note Purchase Agreement

         These Exhibits (the "EXHIBITS") relate to the Note Purchase Agreement dated as of June 20, 2000 (the "NOTE PURCHASE AGREEMENT"), by and among Global Vacation Group, Inc., a New York corporation (the "COMPANY"), and GV Investment LLC, a Delaware limited liability company ("GVI"). The information disclosed in any of these Exhibits shall be deemed disclosure for all purposes, shall apply to the entire Note Purchase Agreement (as well as to all Exhibits), and shall not be limited to those section headings under which it appears herein. All capitalized terms used in these Exhibits have the meanings used in the Note Purchase Agreement, unless otherwise indicated.

                                  EXHIBIT 2.2-A

                        9% CONVERTIBLE SUBORDINATED NOTES

$27,500,000                                                        June 20, 2000


              Global Vacation Group, Inc. (the "Company"), a New York corporation, promises to pay to GV Investment LLC or its assigns (the "Holder"), at the time described below, the principal sum of $27,500,000. The Company also promises to pay interest on the balance of that principal sum which is unpaid from time to time at the rate of 9% per annum, based on the actual number of days elapsed in a year of 365 or 366 days. This Note, any notes which may be issued as a result of transfers, partial payments or partial conversions, and any notes issued in payment of interest as provided below, are referred to as "Notes."

                     1. The entire unpaid principal balance of the sum evidenced by this Note will be due and payable on July 1, 2007 (the "Maturity Date").

                     2. Interest will be payable on the first day of January, April, July and October of each year (each an "Interest Payment Date"), with the first interest payment to be made on October 1, 2000 (or such later day as is the first Interest Payment Date after the date of this Note). If any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred until the next Business Day, and interest will be payable through that next Business Day. A "Business Day" is a day on which banks in New York, New York are open generally for banking business.

                     3. Each payment of principal or interest will be made to the Holder by certified or bank cashier's check or wire transfer of immediately available funds, at such address or to such account as the Holder specifies to the Company in writing at least three business days before the payment is to be made, except that (a) the Company may make the interest payments due on October 1, 2000 and January 2 and April 1, 2001 with notes which bear interest at 9% per annum and mature on July 1, 2001, and (b) the Company may, at its option, make any interest payment due on or before August 1, 2003, or any principal or interest payment with regard to a note described in clause (a), (i) by certified or bank cashier's check or wire transfer of immediately available funds, (ii) with an additional Note (with the same terms as this Note) in a principal amount equal to the amount of the interest payment, or (iii) with common stock of the Company ("Common Stock"), par value $.01 per share, with a value, based upon the Current Market Price of the Common Stock (defined in Paragraph 11) on the applicable Interest Payment Date, equal to the amount of the interest payment.

                     4. Any payment of principal or interest which is not made when it is due will bear interest from the day it is due until it is paid at the rate which is 200 basis points higher than the interest rate in effect on the day the payment is due, or such lower rate as is the maximum rate permitted by law.

                     5. Subject to the provisions of Paragraph 10(c), the Company may at any time after either (a) the second anniversary of the date of this Note or (b) there is a Change of Control (defined below), prepay the principal of all the Notes in whole, but not in part, by giving the Holders not less than forty days notice of intention to prepay the Notes, which notice may be given before the earliest date on which Notes may be prepaid and which notice will (i) specify the date on which the principal of the Notes will be prepaid and
       (ii) state that the Holders will be entitled at any time up to 5:00 p.m., New York City time, on the tenth day before the day on which the Notes are to be prepaid, to surrender Notes for conversion into Common Stock as provided in the Notes. If the Company gives a notice that it will prepay the Notes, other than because of a Change of Control, the Company will be obligated to pay all the principal of the Notes, together with all accrued but unpaid interest on the Notes to the date of the payment, on the later of (i) the date specified in the notice of prepayment, or (ii) if either the Holder or the Company notifies the other of them prior to the date specified in the notice of prepayment that, in its opinion (based on advice of counsel), the shares the Company is required to issue upon conversion of this Note may not be issued until filings have been made under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the waiting periods required by the HSR Act have either expired or been terminated, the day specified in clause (z) of Subparagraph 13(a). If the Company gives a notice that it will prepay the Notes because of a Change of Control, (i) the Company will not be obligated to prepay the Notes unless the Change of Control occurs, and
       (ii) if the Holder presents this Note for conversion within 30 days after the Company gives a notice that it will prepay the Notes because of a Change of Control, the Holder may specify that the conversion is subject to the Change of Control's occurring, and will be effective immediately before the Change of Control occurs.

                     6. The Company may not sell all or substantially all its assets or consent to or participate in a transaction which involves a sale of a majority of its outstanding stock, unless (a) at least forty days before the record date for the transaction (or if there is no record date, at least 40 days before the date of the transaction) the Company has notified the Holder that (i) the transaction will take place (describing the transaction in reasonable detail), (ii) this Note will be prepaid on the date the transaction takes place (specifying the expected date), and (iii) the Holder will have the right to convert this Note into Common Stock at any time before 5:00 p.m. on the tenth day before the record date for determining the stockholders of the Company entitled to participate in the transaction (or if there is no record date, the tenth day before the expected date of the transaction) and (b) if not later than ten days after the Company gives the notice to the Holder, either the Holder or the Company notifies the other of them that, in its opinion (based upon advice of counsel), the shares the Company is required to issue upon conversion of this Note may not be issued until filings have been made under the HSR Act and the waiting periods required by the HSR Act have either expired or terminated, the record date for the transaction (or if there is no record date, the date of the transaction) will be not earlier than the day specified in clause (z) of Subparagraph 13(a). If the Holder presents this Note for conversion within 30 days after the Company gives a notice of the type described in the preceding sentence, the Holder may specify that the conversion will be subject to, and will be effective immediately before, completion of the transaction described in the notice.

                     7. The Company covenants and agrees that at all times until Notes evidencing at least 75% of the original principal sum evidenced by all the

       Notes have been paid in full (together with all accrued interest) or converted into Common Stock:

                     7.1 The Company will not permit the ratio, at the end of any calendar quarter, of its Net Total Indebtedness to its Net Worth to exceed 2:1

                        1. Beginning October 1, 2000, the Company will not permit its Fixed Charge Coverage Ratio to be less than 1:1.

                        2. The number of persons constituting the entire Board of Directors of the Company will not, without the prior written consent of the Holders of a majority in outstanding principal amount of the Notes, exceed eight persons.

                        3. The Company will not borrow any money or otherwise consummate any financing which would cause its Net Total Indebtedness, excluding liabilities with regard to the Notes, to exceed $30 million without the prior written consent of the Holders of a majority in outstanding principal amount of the Notes (or if the Company's Board of Directors includes one or two persons designated by the Holders of a majority in outstanding principal amount of the Notes, the borrowing or other financing which would cause the Net Total Indebtedness to exceed $30 million, excluding liabilities with regard to the Notes, is approved by that person, or both of those persons).

                        4. The Company will not acquire any company or any assets, in a single transaction or a series of related transactions, with a purchase price above $5 million without the prior written consent of the Holders of a majority in outstanding principal amount of the Notes (or, if the Company's Board of Directors includes one or two persons designated by the Holders of a majority in outstanding principal amount of the Notes, the acquisition is approved by that person, or both of those persons).

                        5. There will not be any amendment to the Company's Certificate of Incorporation or by-laws unless the amendment has been approved in advance in writing by the Holders of a majority in outstanding principal amount of the Notes (or, if the Company's Board of Directors includes one or two persons designated by the Holders of a majority in outstanding principal amount of the Notes, the amendment is approved by that person, or both of those persons).

          As used in this Note, the following terms have the following meanings:

              "Net Total Indebtedness" means the sum of (i) all the liabilities of Company or its subsidiaries (other than liabilities to the Company or to wholly-owned subsidiaries of the Company) (x) for borrowed money or (y) to reimburse persons for payments made under letters of credit or similar instruments, (ii) all the obligations of the Company or its subsidiaries to pay rent or other amounts under leases to the extent they are required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP") and (iii) the aggregate liability of the Company for customer deposits (net of any prepayments to suppliers) minus the aggregate Liquid Funds of the Company and its subsidiaries. For purposes of the preceding sentence, "Liquid Funds" means cash, cash equivalents and marketable securities.

              "Net Worth" means (i) the consolidated shareholders equity of the Company and its subsidiaries determined in accordance with GAAP, plus (ii) any restructuring charges relating to a company the accounts of which were included in the consolidated balance sheet of the Company and its subsidiaries at March 31, 2000, plus (iii) any goodwill or other intangible assets which were reflected on that balance sheet but are written down after March 31, 2000, (iv) if the rate at which goodwill which was reflected on that balance sheet is being amortized exceeds the rate at which it was being amortized at March 31, 2000, the amount by which the accelerated amortization exceeds what the amortization would have been if the rate had not been accelerated, and plus (v) any extraordinary losses from dispositions approved by the Company's Board of Directors of assets or properties which assets or properties were reflected on that balance sheet which are not made in the ordinary course of business.

              "Fixed Charge Coverage Ratio" means, with regard to a determination made as of a date, the ratio of (A) the consolidated EBITDA of the Company and its subsidiaries for the four full calendar quarters immediately preceding the calendar quarter in which the determination date falls (or, with regard to determination dates before July 1, 2001, for all the full calendar quarters beginning July 1, 2000 and ending before the calendar quarter in which the determination date falls) to (B) the obligations, calculated on a consolidated basis, of the Company and its subsidiaries to pay cash interest, and to pay rent or other amounts under leases to the extent the leases are required to be capitalized for financial reporting purposes in accordance with GAAP, during the four full calendar quarters immediately preceding the calendar quarter in which the determination date falls (or, with regard to determination dates before July 1, 2001, during all the full calendar quarters beginning July 1, 2000 and ending before the calendar quarter in which the determination date falls).

              "EBITDA" means, for any period, (i) the consolidated net income of the Company and its subsidiaries for that period, determined in accordance with GAAP, plus, (ii) to the extent they were deducted in calculating that net income, all interest expense, income taxes, depreciation and amortization expenses and other non-cash charges, plus (iii) to the extent they were deducted in calculating that net income, all restructuring charges relating to companies which the accounts of which were included in the consolidated balance sheet of the Company and its subsidiaries at March 31,2000, write downs of goodwill which goodwill was reflected on that balance sheet, and extraordinary losses from dispositions approved by the Company's Board of Directors of assets or properties which were reflected on that balance sheet which are not made in the ordinary course of business, plus or minus (iv) any losses or gains from non-recurring extraordinary or unusual transactions or events not in the ordinary course of business (unless the Company's Board of Directors unanimously determines that the losses or gains with regard to particular non-recurring transactions or events should be included in EBITDA), to the extent they are not added to consolidated net income under clause (ii) or (iii).

                     8. If at any time there is a Change of Control, the Holder will have the option, which the Holder may exercise upon notice to the Company given not later than 30 days after the Company notifies the Holder of the Change of Control, to require the Company to repurchase this Note for an amount equal to 100% of its principal amount plus accrued but unpaid interest to the date of repurchase. A "Change of Control" will occur when (a) any person or group (as that term is defined for purposes of Section 13 of the Securities Exchange Act of

       1934, as amended), other than Thayer Equity Investors III, L.P. ("Thayer"), any Holder of Notes, any person to whom a Holder of Notes transfers Notes, or any of their respective affiliates, becomes the owner of 40% or more of the outstanding Common Stock, or obtains the right to acquire 40% or more of the outstanding stock of the Company within 60 days, or (b) there is a change of membership of the Company's Board of Directors such that a majority of the members of the Board are persons who (i) have not been members of the Board for at least 12 months (ii) whose election was not approved by a majority of the persons who had been members of the Board at the beginning of that 12 month period and (iii) are not designated by the Holders of the Notes. Notwithstanding the foregoing, a "Change of Control" will not be deemed to occur as a result of a "tag-along sale" or a "drag along sale," as those terms are described in a Shareholders Agreement dated June 20, 2000, between GV Investment LLC and Thayer.

                     9. Each of the following events will constitute an Event of Default:

                        6. The Company fails to make any payment of principal with respect to this Note on or before the day on which it is due; or

                        7. The Company fails to make any payment of interest with respect to this Note within ten days after the day on which is it due; or

                        8. The Company defaults in any of its obligations under this Note other than obligations described in subparagraphs (a) and (b) and fails to cure that default within 30 days after a written demand from the Holder that the Company do so; or, if the default is not capable of being cured within that 30 days, the Company fails to provide the Holder with a reasonable plan to cure the default within a reasonable time after the notice or the Company fails diligently to carry out that plan; or

                        9. The Company or a significant subsidiary (as that term is defined in Securities and Exchange Commission Regulation S-X) commences a proceeding seeking relief as a debtor under the Bankruptcy Code or any state or foreign insolvency law; or

                        10. An order is entered in a proceeding under the Bankruptcy Code or any state or foreign insolvency law declaring the Company or a significant subsidiary to be insolvent or appointing a receiver or similar official for substantially all the Company's or a significant subsidiary's properties, and that order is not dismissed within 90 days; or

                        11. Because of an event of default with regard to Senior Indebtedness, a holder of Senior Indebtedness (other than an issuer solely of letters of credit as to which no reimbursement obligation is overdue) accelerates the time when the principal of the Senior Indebtedness is due and payable; and that acceleration is not rescinded, or the Senior Indebtedness paid, within 60 days after the acceleration occurs; or

                        12. Because of events of default with regard to indebtedness which is not Senior Indebtedness, holders of indebtedness aggregating $ 5,000,000 which is not Senior Indebtedness accelerate the time when that indebtedness is due and payable.

                        13. (i) While the number of shares of Common Stock owned by the Holders of Notes, or which the Holders of Notes have the right to acquire by conversion of Notes, exceeds both (x) 50% of the shares issuable upon conversion of the Notes on the date the Notes initially are issued and (y) 15% of the Company's outstanding Common Stock (giving effect to the conversion of all the Notes and to the exercise of all options which have been granted under the Company's employee stock option plan as it is in effect on June 20, 2000, but not to the exercise, conversion or exchange of any other options or convertible or exchangeable securities), the Company's Board of Directors does not include two persons designated by the Holders of a majority in outstanding principal amount of the Notes (other than because the Holders fail to designate such persons) or (ii) while the number of shares of Common Stock owned by the Holders Notes or which the Holders of Notes have the right to acquire upon conversion of Notes does not exceed both the levels described in clauses (x) and (y), but both (A) is more than 25% of the shares issuable on conversion of the Notes on the date the Notes initially are issued and (B) is more than 5% of the total number of outstanding shares of Common Stock (giving effect to the conversion of all the Notes and to the exercise of all options which have been granted under the Company's employee stock option plan as it is in effect on June 20, 2000, but not to the exercise, conversion or exchange of any other options or convertible or exchangeable securities), the Company's Board of Directors does not include at least one person designated by the Holders of a majority in outstanding principal amount of the Notes (other than because the Holders failed to designate such a person).

                        14. The Company's stockholders do not, by June 20, 2001, approve the issuance of Conversion Shares upon conversion of this Note.

                        15. Company fails to fulfill any of its obligations under a Note Purchase Agreement dated June 20, 2000 between GV Investment LLC and the Company which are required to be fulfilled after the initial issuance of Notes.

                     Upon the occurrence of an Event of Default, the Holder may, by a notice to the Company given while the Event of Default is continuing, declare the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest to be due and payable, in which event that principal balance and accrued but unpaid interest will be immediately due and payable, except that if the Event of Default is of the type described in Subparagraph (d) or (e), the entire unpaid balance of the principal sum evidenced by this Note and all accrued but unpaid interest will be immediately due and payable when the Event of Default occurs, without requiring any notice or other action by the Holder.

                     10.    10.1   The Company's obligations to make payments
       of principal of, interest on or any repayments or prepayments of this Note, or to repurchase this Note at the option of the Holder in accordance with Paragraph 8, are subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding at the date of this Note or thereafter created, incurred assumed or guaranteed. These subordination provisions are for the benefit of the holders of Senior Indebtedness.

                        16. For the purposes of this Note:

                            - "Senior Indebtedness" means all obligations of the Company to pay the principal, premium, interest (including all interest accruing subsequent to the commencement of a bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding), and all letters of credit, reimbursement obligations in respect thereof and all fees, costs, expenses and other amounts and liabilities accrued or due on or in connection with the Senior Indebtedness and other sums due with regard to all indebtedness of the Company for borrowed money, whether now existing or hereafter arising (including the obligation to reimburse for amounts drawn against letters of credit) from banks, insurance companies or other financial institutions which the Company states, in the instrument governing the indebtedness or a document delivered to the holder of the indebtedness, to be Senior Indebtedness with regard to the Notes, whether or not evidenced by bonds, debentures, notes or other written instruments and (ii) any indebtedness of the type described in clause (i) which is guaranteed by the Company and which the Company states in a document delivered to the holder of the indebtedness to be Senior Indebtedness with regard to the Notes. The Company designates the obligations of the Company under the Credit Facility to be Senior Indebtedness.

                            - "Credit Facility" means that certain Second Amended and Restated Credit Agreement, dated as of October 28, 1999, by and among the Company, the lenders party thereto and The Bank of New York, as administrative agent, as such agreement has heretofore been, or may hereafter be, amended restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including any notes, guarantees, security or pledge agreements, letters of credit, control agreements and any other documents or instruments executed pursuant thereto and any exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, in each case, as such agreements have heretofore been, or may hereafter be, amended, restated, supplemented or otherwise modified, from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreements or otherwise).

                        17. No payment may be made by the Company on account of the principal of, interest on, or any other obligations under or with respect to, this Note or on account of the prepayment or repurchase provisions of this Note (collectively, the "Subordinated Obligations") (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, interest on, reimbursement obligations with respect to letters of credit, and fees, charges, expenses, indemnifications (to the extent claims have been made with respect to those indemnifications) and all other amounts payable in respect of the matured Senior Indebtedness are first paid in full in cash, or (ii) in the event of default in the payment of any principal of, or interest on, reimbursement obligations with respect to letters of credit and fees, charges, expenses, indemnifications (to the extent claims have been made with respect to those indemnifications) and all other amounts payable in respect of Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

                        18. Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit, with (w) the passage of time, (x) the giving of notice, (y) the making of any payment of this Note then required to be made, or (z) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness immediately to accelerate its maturity, and (ii) written notice of such Non-Payment Default is given to the Company at the address for notices specified in the applicable credit document governing the Senior Indebtedness (including, as to obligations under the Credit Agreement, the notice address specified in the Credit Agreement) and to the Holder c/o Three Cities Research, Inc. 650 Madison Avenue, New York, NY 10022 (or at the address of the Holder shown on the Note register described in Paragraph 14), by the holders of the Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company directly or through any subsidiary on account of the Subordinated Obligations. Notwithstanding the foregoing, unless (A) the Senior Indebtedness has been declared due and payable in its entirety within 270 days after the Payment Notice is given as set forth above (the "Blockage Period") and (B) such declaration has not been rescinded or waived, the Company will be required to pay to the Holder of this Note all sums not paid to the Holder of this Note during the Blockage Period due to the prohibitions in this Paragraph (and upon the making of such payments any acceleration of the Company's obligations with regard to this Note which made during the Blockage Period because of the Company's failure to make payments due to the prohibitions in this Paragraph will be of no further force or effect) and to resume all other payments due under this Note as and when they are due. Not more than one Payment Notice may be given in any consecutive 365 day period, irrespective of the number of defaults with respect to Senior Indebtedness that may occur during such period. In no event may the number of days during which any Blockage Period is, or Blockage Periods are, in effect exceed 270 days in the aggregate during any consecutive 365 day period.

                        19. During a Blockage Period with respect to a Non-Payment Default and during the period of 270 days following the occurrence of a Payment Default, the Holder of this Note will not demand or take any action (including instituting any suit or insolvency proceeding) to attempt to collect any sum which is due under this Note.

                        20. Upon any distribution of assets of the Company as a result of any dissolution, winding up, liquidation or reorganization (whether in a bankruptcy or insolvency proceeding or otherwise), (i) all Senior Indebtedness must be paid in full in cash before any payment is made on account of the Subordinated Obligations, (ii) any payment or distribution of assets of the Company to which the Holder would be entitled except for this Paragraph must be paid or delivered by the Company or by any trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent, directly to the holders of the Senior Indebtedness, in proportion to the respective amounts of Senior Indebtedness they hold (or in accordance with any subordination agreements or other agreements among them), to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payments or distributions to the holders of the Senior Indebtedness or provision for payment or distribution to them, and (iii) if, notwithstanding the foregoing, the Holder receives any payment or distribution of property of the Company before all Senior Indebtedness is paid in full, or provision made for its payment, the Holder will receive the cash or property paid or distributed to the Holder in trust for the holders of the Senior Indebtedness, and, upon a request made to the Holder by a holder of Senior Indebtedness within one year after the cash or property is paid or distributed to the Holder, the Holder will pay or deliver that cash or property to the holders of the Senior Indebtedness, for application to the payment of any Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness or provision for payment or distribution to them. If no claim is made by holders of Senior Indebtedness to cash or property paid or distributed to the Holder within one year after the payment or distribution to the Holder, after the end of the one year period, the Holder will hold the cash or property free of any trust.

                        21. While any bankruptcy or insolvency proceeding with regard to the Company is continuing:

                                   -      The Holder will, at the request of any
       holder of Senior Indebtedness, (A) take all reasonable actions to collect the principal sum evidenced by this Note and any accrued but unpaid interest for the account of the holders of Senior Indebtedness and (B) file appropriate proofs of claim in respect of this Note;

                                   -      The Holder irrevocably authorizes each
       holder of Senior Indebtedness to file in the Holder's name or otherwise any required proof of claim relating to this Note if the Holder fails to file that proof of claim at least 30 days before the last day on which it may be filed.

                        22. Payments which are paid to holders of Senior Indebtedness solely because of this Paragraph 10 (and but for this Paragraph 10 would have been paid to the Holders of the Notes) will not, with regard to any creditors other than the holders of the Senior Indebtedness and the Holders of the Notes, be deemed to reduce the amount due with regard to the Senior Indebtedness.

                        23. When all Senior Indebtedness has been paid in full in cash, all sums which, but for this Paragraph 10, would have been paid to the holders of the Senior Indebtedness (as well as all sums to which the Holders of the Notes are directly entitled) will be paid to the Holders of the Notes, until they have received all principal and interest due with regard to the Notes.

                        24. No right of any present or future holders of any Senior Indebtedness to enforce the subordination provisions contained in this Paragraph 10 shall at any time in any way be prejudiced or impaired by (i) any act or failure to act on the part of the Company, (ii) any act or failure to act, in good faith, by any holder of such Senior Indebtedness, (iii) any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any holder of such Senior Indebtedness may have or otherwise be charged with, including any failure to enforce any rights or remedies (including any rights to foreclose security interests or mortgages) to which the holder of Senior Indebtedness may be entitled with regard to the Senior Indebtedness, (iv) any rescission of a demand for payment of the Senior Indebtedness, (v) any extension of the time by which the Company must make any payment or perform any other act with regard to Senior Indebtedness or under any agreement or instrument governing it, or (vi) any amendment of any agreement or instrument governing Senior Indebtedness (including any amendment which increases the amount of the Senior Indebtedness). Without the consent of or notice to the Holder, the holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without impairing the liabilities and obligations of the Holder and the Company.

                        25. Nothing in this Paragraph 10 is intended to impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note when they become due. Nothing in this Paragraph 10, other than subparagraph (c), prevents the Holder from exercising all remedies otherwise permitted by law upon default under this Note, subject to the rights of holders of Senior Indebtedness under this Paragraph 10.

                        26. Any person who becomes the Holder of this Note, or an interest in it, will be deemed to have agreed by acquiring this Note, or the interest in it, to be bound by the provisions of this Paragraph 10. Notwithstanding anything in this Note to the contrary, the provisions of this Paragraph 10 may not be amended, supplemented or otherwise modified without the express prior written consent of each holder of Senior Indebtedness which is outstanding at the time of the modification. No waiver of the provisions of this Paragraph 10 will be effective unless it is in writing and signed by all holders of Senior Indebtedness who are giving the waiver.

                        27. Should any payment, distribution or other amount be received by the Holder (directly or indirectly, by way of setoff, by reason of any other obligation, indebtedness or liability of the Company being subordinated to the Company's obligations with regard to this Note, or in any other manner) upon or in respect to this Note in contravention of the provisions of this Paragraph 10, the Holder will promptly pay what it has received over, and deliver it, to the holders of any Senior Indebtedness of whom the Holder has been given notice as their interests may appear, and until it is so delivered, the Holder will hold the cash or other assets it has received in trust for the holders of the Senior Indebtedness. If, however, no holder of Senior Indebtedness claims cash or other assets within one year after the Holder receives them, the Holder will be entitled to retain the cash or other assets free of any trust.

                        28. Notwithstanding any partial or entire payment of all or any of the Senior Indebtedness, the subordination provisions of this Note will remain in effect or be reinstated, as the case may be, as though such payment had never been made, with respect to any payment which is rescinded or recovered from or restored or returned by the holder of any Senior Indebtedness as a result of any law, rule, regulation or order of any court or governmental agency, or in connection with any compromise or settlement relating thereto or relating to any action, suit or proceeding relating thereto, whether arising out of any proceedings under the United States Bankruptcy Code or otherwise.

                     11. The Holder will have the right at any time (subject to the provisions of Paragraphs 5, 6 and 8), at the Holder's option, to convert all or any of the principal of this Note into the number of fully paid and non-assessable shares of common stock, par value $.01 per share, of the Company ("Common Stock") (calculated as to each conversion to the nearest 1/100th of a share) equal to (x) the principal amount of this Note being converted divided by (y) the Conversion Price (as defined in Subparagraph 11(c)), or such other securities or assets as the holder is entitled to receive in accordance with Subparagraph 11(c).

                        2.  3.     In order to exercise the conversion
privilege, the Holder must surrender this Note, with the Notice of Election to Convert duly completed and signed, to the Company at its principal office (or, if the Company has appointed a conversion agent other than itself, to the conversion agent at the office specified by the Company in a notice to the Holder). If less than the entire principal of this Note is converted, the Company will issue to the Holder a new Note, with the same terms as this Note, in a principal amount equal to the portion of the principal of this Note which is not being converted.

                                   -      Each conversion will be at the
       Conversion Price in effect at the close of business on the day when all the conditions in Subparagraph 11(a)(i) and Paragraph 13(a) have been satisfied.

                                   -      The Company will not make any payment
       or adjustment for accrued interest (including overdue interest) with regard to principal of this Note which is converted, or for dividends on the shares of Common Stock issued upon the conversion.

                                   -      As promptly as practicable after this
       Note is surrendered and all the other conditions in Subparagraph 11(a)(i) and Paragraph 13(a) have been satisfied, the Company will issue and will deliver to the holder at the office of the Company, or on the holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Subparagraph 11(b).

                                   -      A conversion of principal of this Note
       will be deemed to be effected immediately prior to the close of business on the day on which all the conditions specified in Subparagraph 11(a)(i) and Paragraph 13(a) have been satisfied, and the Holder will be deemed to have become the holder of record at that time of the shares of Common Stock into which principal of this Note is converted, regardless of when certificates representing those shares are issued. All shares of Common Stock delivered upon conversion of this Note will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                        4. No fractional shares of Common Stock will be issued upon conversion of this Note. Any fractional interest in a share of Common Stock resulting from conversion of this Note will be paid in cash (computed to the nearest cent) based on the Current Market Price of the Common Stock on the Trading Day (as defined in Subparagraph 11(d)(vii)) next preceding the day of conversion.

                        5. The "Conversion Price" initially will be $5.25, and will be adjusted as follows from time to time if any of the events described below occurs after June 20, 2000.

                                   -      If the Company (A) pays a stock
       dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be adjusted so that upon conversion of a specified principal amount of this Note after that event, the Holder will receive the number of shares of Common Stock which the Holder would have received if that principal amount had been converted immediately before the happening of the event (or, if there is more than one such event, if that principal amount had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Subparagraph 11(c) will become effective immediately after the record date in the case of a dividend or distribution, except as provided in Subparagraph 11(viii), and will become effective immediately after the effective date in the case of a subdivision or combination. If a dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                                   -      If the Company issues rights or
       warrants to the holders of its Common Stock as a class entitling them (for a period expiring within 45 days after the record date for issuance of the rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Conversion Price at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced so that it will be the amount determined by multiplying the Conversion Price in effect immediately before the record date for the issuance of the rights or warrants by a fraction of which the numerator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of shares of Common Stock which the aggregate exercise price of all the rights or warrants would purchase at the Conversion Price at that record date, and of which the denominator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of additional shares of Common Stock issuable on exercise of all the rights or warrants. The adjustment provided for in this Subparagraph 11(c)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately, except as provided in Subparagraph 11(c)(viii), after each record date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Company for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Company (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversions which take place before the readjustment.

                                   -      If the Company distributes to the
       holders of its Common Stock as a class any shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions of cash paid from retained earnings of the Company) or rights or warrants (other than those referred to in Subparagraph 11(c)(ii)) to subscribe for or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the capital stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that record date. Each adjustment will, except as provided in Subparagraph 11(c)(viii), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversions which take place before the readjustment.

                                   -      If there is a reclassification or
       change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Company with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Company, upon any subsequent conversion this Note, the Holder will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted this Note into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events.

                                   -      For the purpose of any computation
       under this Note, the "Current Market Price" of the Common Stock on a day will be the average of the last reported sale price per share of the Common Stock on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on a day will be (A) the last sale price of the Common Stock before 4:00 p.m. reported on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last sale price of the Common Stock before 4:00 p.m. reported on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined in good faith by the Company's Board of Directors based upon (and consistent with) written advice from a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. As used in this Note, the term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                                   -      No adjustment in the Conversion Price
       will be required unless the adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which are not made because of this Subparagraph 11(c)(viii) will be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 11 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                                   -      Whenever the Conversion Price is
       adjusted, the Company will promptly send the Holder of this Note a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

                                   -      In any case in which this Paragraph 11
       provides that an adjustment will become effective immediately after a record date for an event, the Company may defer until the occurrence of the event (A) issuing to the Holder of this Note, if principal is converted after the record date and before the occurrence of the event, the additional shares of Common Stock issuable upon the conversion by reason of the adjustment and (B) paying to the holder any cash in lieu of any fractional share required by Subparagraph 11(c).

                        6.  If:

                                   -      the Company declares a dividend (or
       any other distribution) on the Common Stock (other than a dividend payable in cash out of retained earnings); or

                                   -      the Company authorizes the granting to
       the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                                   -      the Company issues, or changes the
       conversion, exchange or exercise price of, any Convertible Securities (other than the Notes), rights, options (other than stock options issued to employees or directors of the Company or its subsidiaries under a plan approved by the Company's stockholders) or warrants; or

                                   -      the Company sells any Common Stock for
       less than the Conversion Price on the date of the sale; or

                                   -      there is any reclassification of the
       Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or transfer of all or substantially all the assets of the Company; or

                                   -      there is a voluntary or an involuntary
       dissolution, liquidation or winding up of the Company, then the Company will mail to the Holder, at least 15 days before the applicable date specified below, a notice stating the applicable one of (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (B) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, or (C) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

                        7. If the Company sends the Holders of the Notes a notice that the Company will prepay the Notes, or a notice required by Paragraph 6, the Holder will remain entitled to convert this Note into Common Stock until 5:00 New York City time on the day before the day specified in the notice on which the Notes are to be prepaid.

                     12. If at the end of any calendar month, 12.1 the Company's EBITDA during the twelve month period ending with, and including, that month exceeded $25 million, and (b) the Company's most recent twelve month rolling forecast which was presented to the Company's Board of Directors forecasts that the Company's EBITDA for the twelve month period to which it relates (which will include at least eight months which are after the month end with regard to which the determination is made) will exceed $25 million, on the later of (i) the day on which the Company notifies the Holder that the conditions in clauses (a) and (b) have been fulfilled (providing reasonably detailed financial statements reflecting the Company's EBITDA for the 12 month period described in clause (a)) and (ii) the day specified in Paragraph 13, this Note will automatically be converted into shares of Common Stock at the Conversion Price in effect on that day.

                     13. 13.1 If (i) at or after the time when the Holder surrenders this Note for conversion into Common Stock and before the Common Stock is issued, or (ii) under the circumstances described in any of Paragraph 5, 6, 8 or 12, either the Holder or the Company notifies the other of them that, in its opinion (based on advice of counsel), shares the Company is required to issue upon conversion of this Note may not be issued until filings have been made under the HSR Act and the waiting periods required by the HSR Act have either expired or been terminated,
       (w) the Holder and the Company will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the issuance of those shares upon conversion of this Note, (x) each of them will provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act, (y) each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission or the Department of Justice) to cause the waiting periods required by that Act to be terminated or to expire as promptly as practicable, and (z) the time when the Company will issue the shares of Common Stock which are the subject of the filing under the HSR Act will be deferred until the day after the day on which the waiting periods under the HSR Act expire or the Company is notified that the waiting periods under the HSR Act have been terminated.

                        8. If at the time when the Holder surrenders this Note for conversion into Common Stock (i) the Company's stockholders have not approved the issuance upon conversion of this Note of the shares into which the Holder has elected to convert this Note, and (ii) the issuance of those shares on conversion of this Note without approval of the Company's stockholders would violate the rules of any stock exchange or automated quotation system, the time when the Company will issue the shares of Common Stock into which the Holder has elected to convert this Note will be deferred until the day after the day on which the Company's stockholders approve the issuance of those shares.

                        9. The Company will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock or the issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Note, the maximum number of shares of Common Stock, if any, which the Company would be required to deliver upon the conversion of the entire principal sum evidenced by this Note.

                        10. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of this Note, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                        11. The Company will endeavor to list the shares of Common Stock it may be required to deliver upon conversion of this Note, as promptly as practicable after the date of this Note, and in any event before they are delivered, upon each national securities exchange, if any, upon which the Common Stock is listed at the time of delivery.

                        12. Before the Company delivers any securities upon conversion of this Note, the Company will endeavor, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations requiring the registration of those securities with, or any approval of or consent to the delivery of those securities by, any governmental authority. Inability of the Company to issue securities on conversion of this Note within 90 days after it is presented for conversion, because of failure to cause registration of those securities to become effective or to obtain any approval of or consent to the delivery of those securities will constitute a failure by the Company to fulfill its obligations under this Note, even if the failure to cause a registration to become effective or to obtain an approval or consent was due to factors beyond the Company's control, unless the registration did not become effective or the approval or consent was not obtained because of acts or failures to act by the Holder.

                        13. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note; except that the Company will not be required to pay any foreign tax or any other tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established to the reasonable satisfaction of the Company that the tax has been paid.

                     14. The Company will maintain a register in which it will record the names and addresses of the Holders of the Notes. If the Holder surrenders this Note to the Company with a request that it be replaced by one or more new Notes in a total principal amount equal to the principal sum evidenced by this Note, and the Holder pays to the Company a sum equal to any tax due as a result of any transfer involved in the issue of the new Notes, or establishes to the reasonable satisfaction of the Company that the tax has been paid, the Company will issue the new Note or Notes as requested by the Company, including recording the persons requested by the Company as the Holders of the new Notes.

                     15. No amendment of this Note, waiver of any provision of this Note, or extension of the time by which the Company must make any payment of principal or interest required by this Note, will be effective unless it is made in writing by the Holders of a majority in principal amount of all the Note. Any waiver or extension will be effective only in the instance and for the purpose for which it is given.

                     16. The remedies provided in this Note are cumulative and are not exclusive of any other remedies provided by law. The Company will pay on demand any expenses (including reasonable attorneys fees and expenses) incurred by the Holder in enforcing its rights under this Note.

                     17. Any notice or other communication required or permitted to be given under this Note must be in writing and will be deemed given on the day when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed (i) if to the Company, to the Company's principal executive offices and to the principal facsimile number at those executive offices,
       Attention: Chief Executive Officer, or at such other address or facsimile number as the Company may specify to the Holder in writing, and (ii) if to the Holder, at the address or facsimile number specified by the Holder to the Company in writing.

                     18. This Note will be binding upon the Company and its assigns, and will inure to the benefit of the Holder and the Holder's assigns. This Note will be governed by, and construed under, the laws of the State of New York.

              IN WITNESS WHEREOF, the Company is executing this Note on the date shown on the first page.


                                   GLOBAL VACATION GROUP, INC.


                                   By:
                                       -----------------------------------------
                                       Title:

                          NOTICE OF ELECTION TO CONVERT




              The undersigned holder of a 9% Convertible Subordinated Note due 2007 (the "Note") of Global Vacation Group, Inc. (the "Company") elects to convert $______________ principal amount of the Note into shares of common stock of the Company or other assets, as provided in the Note, at the Conversion Rate in effect at the date of this Notice.

 Date: ____________________





                                                    ----------------------------

EXHIBIT 2.2-B

                AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT


              THIS AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT (this "AMENDMENT") is made as of June 20, 2000, by and among Global Vacation Group, Inc., a New York corporation (the "COMPANY"), Thayer Equity Investors III, L.P., a Delaware limited partnership (the "INVESTOR"), and GV Investment, LLC, a Delaware limited liability company ("GVI").

                                    RECITALS:

              A. The Company, the Investor and certain stockholders of the Company (the "STOCKHOLDERS") are parties to a Registration Rights Agreement (the "REGISTRATION AGREEMENT"), made as of June 12, 1998, pursuant to which the Investor and the Stockholders are provided certain rights to registration of their shares of Common Stock, par value $0.01 per share, of the Company ("COMMON STOCK").

       B. Pursuant to a Note Purchase Agreement, dated as of June 20, 2000, by and among the Company and GVI, the Company has issued and sold $27,500,000 of its 9% Convertible Subordinated Notes (the "CONVERTIBLE NOTES") to GVI, which Convertible Notes are convertible into shares of Common Stock.

       C. In connection with the issuance to GVI of the Convertible Notes, the Company, the Investor and GVI have determined to amend certain provisions of the Registration Agreement on the terms specified herein to provide the registration rights set forth herein for the shares of Common Stock issuable to GVI upon conversion of the Convertible Notes.

       D. Unless otherwise provided in this Amendment, capitalized terms used herein shall have the meanings set forth in the Registration Agreement.

                                   AGREEMENT:

       In consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

       1.     AMENDMENTS.

              A. Section 1(c) of the Registration Agreement shall be amended to read in its entirety as follows:

                     "      (c)    SHORT-FORM REGISTRATIONS. In addition to the
                     Long-Form Registrations provided pursuant to Section l(b), the holders of twenty-five percent (25%) or more of the Registrable Securities shall be entitled to request four registrations under the Securities Act of all or part of their Registrable Securities on Forms S-2 or S-3 or any similar short-form registration ("SHORT-FORM REGISTRATIONS") in which the Company shall pay all Registration Expenses. After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities, including, without limitation, as a "shelf registration" if so requested by the holders of twenty-five percent (25%) or more of the Registrable Securities."

              B. Section 7(a) of the Registration Agreement shall be amended to read in its entirety as follows:

                     "      (a)    in the case of a registration which is
                     underwritten, agrees to sell such Person's securities on the basis provided in the applicable underwriting arrangement; provided, however, that no holder of less than 20% of all Registrable Securities included in any underwritten registration (other than an executive officer or director of the Company) shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder's ownership of stock and such holder's intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof."

              C. To Section 8 of the Registration Agreement shall be added the following subsections and the remaining subsections of Section 8 shall be renumbered accordingly:

                     "      (a)    The term "CONVERTIBLE NOTES" means the
                     $27,500,000 of 9% Convertible Subordinated Notes issued by the Company to GVI, pursuant to the Note Purchase Agreement, dated as of June 20, 2000, by and among the Company and GVI."

                     "      (b)    The term "GVI" means GV Investment LLC, a
                     Delaware limited liability company, or its successors or permitted assigns."

                     D. Section 8(a) of the Registration Agreement shall be amended to read in its entirety as follows:

                     "      (d)    The term "INVESTOR REGISTRABLE SECURITIES"
                     means all Registrable Securities (i) initially issued by the Company to the Investor and the other purchasers under the Purchase Agreement or the Recapitalization Agreement;
                     (ii) initially issued by the Company to GVI upon conversion of the Convertible Notes; and (iii) all other Registrable Securities subsequently acquired by holders of Investor Registrable Securities. Investor Registrable Securities will continue to be Investor Registrable Securities if held or acquired by any holder of Registrable Securities other than a holder of Management Registrable Securities. Notwithstanding anything in this Agreement to the contrary, for purposes of determining priority in registrations among Investor Registrable Securities pursuant to Sections 1(e), 2(c) and 2(d) of this Agreement, in the first registration to occur after June 20, 2000 and before June 20, 2003, the Investor shall have one hundred fifty percent (150%) of its pro rata allocation (and GVI's allocation shall be reduced to accommodate such preference), but in no event shall GVI's allocation be reduced without its consent below ten percent (10%) of the aggregate Registrable Securities to be sold by the Investor and GVI in such registration. All pro rata calculations made pursuant to Sections 1(e), 2(c) and 2(d) of this Agreement shall be based upon the number of Registrable Securities held by each of the Investor and GVI at the time of the registration (and not on an as-converted basis)."

              E. Section 8(h) of the Registration Agreement shall be amended to read in its entirety as follows:

                     "      (j)    The term "REGISTRABLE SECURITIES" means
                     (i) any Common Stock issued pursuant to the Recapitalization Agreement, the Purchase Agreement, any Management Agreement or any Seller Subscription Agreement

                     (whether issued before or after the date hereof), (ii) any Common Stock actually issued upon conversion of the Convertible Notes; (iii) any other Common Stock issued with respect to the securities referred to in clauses (i) and
                     (ii) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of Common Stock held by Persons holding securities described in clauses
                     (i), (ii) and (iii), inclusive above, including, without limitation, any shares of Common Stock issued upon conversion of the Company's preferred stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force)."


              2. SCOPE OF AMENDMENT. Except as expressly modified hereby, the Registration Agreement is hereby ratified and confirmed and shall continue in full force and effect.

              3. JOINDER TO REGISTRATION AGREEMENT. GVI acknowledges, agrees and confirms that, by its execution of this Amendment, GVI will be deemed to be a party to the Registration Agreement and shall have all of the rights and obligations of a "SHAREHOLDER" thereunder as if it had executed the Registration Agreement, as amended by this Amendment. GVI hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Agreement, as amended by this Amendment. The Company, the Investor and GVI acknowledge, agree and confirm that all shares of Common Stock received by GVI upon conversion of the Convertible Notes shall be, upon issuance to GVI, deemed Investor Registrable Securities for all purposes under the Registration Agreement.

              4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

              5. SIGNATURE IN COUNTERPARTS; FACSIMILE TRANSMISSION. This Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all the parties hereto. Signatures of any party to this Amendment which are sent to the other parties hereto by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party, with originals to be circulated to the other parties in due course.




              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 1 to the Registration Rights Agreement as of the date first written above.



                               GLOBAL VACATION GROUP, INC.


                               By:
                                      ------------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------


                               THAYER EQUITY INVESTORS III, L.P.

                               By:    TC Equity Partners, LLC
                               Its:   General Partner


                               By:
                                      ------------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------


                               GV INVESTMENT, LLC


                               By:
                                      ------------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                             -----------------------------------

EXHIBIT 2.2-C

                             SHAREHOLDERS AGREEMENT



This SHAREHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into as of June 20, 2000, by and between Thayer Equity Investors III, L.P., a Delaware limited partnership ("THAYER"), and GV Investment LLC, a Delaware limited liability company ("GVI"). Certain capitalized terms used herein are defined in
Article I.


                                    RECITALS:

A. Pursuant to a Note Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of June 20, 2000, by and between Global Vacation Group, Inc., a New York corporation (the "COMPANY"), and GVI, the Company has issued and sold $27,500,000 of its 9% Convertible Subordinated Notes (the "CONVERTIBLE NOTES") to GVI, which Convertible Notes are convertible into shares of the Company's common stock (the "COMMON STOCK").

B.     Thayer is the owner of a majority of the Common Stock of the Company.

C. In connection with the Purchase Agreement, Thayer and GVI have determined that it is in their respective best interests to enter into, and perform under, this Agreement for the purposes, among others, of: (i) assuring continuity in the ownership of the Company; and (ii) limiting the manner and terms by which the Shareholders' Common Stock may be transferred.


                                   AGREEMENT:

In consideration of the foregoing and the covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

       For purposes of this Agreement, in addition to terms defined elsewhere herein, the following terms when used herein shall have the following meanings:

                                          1.1     "AFFILIATE," with respect to
                                  any Person, shall mean: (i) any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person; or (ii) a general or limited partner or member of such Person. With respect to GVI, the term "Affiliate" shall mean any investment fund to which Three Cities Research, Inc. acts as the principal investment advisor and manager.

                                          1.2     "BOARD" shall mean the Board
                                  of Directors of the Company.

                                          1.3     "EQUITY SECURITIES" shall
                                  mean: (i) any securities of the Company having voting rights with respect to the election of the Board not contingent upon default (including, without limitation, shares of the Common Stock); (ii) any other securities evidencing any equity ownership interest in the Company; and (iii) any securities convertible into or exercisable or exchangeable for any of the foregoing securities (including, without limitation, the Convertible Notes).

                               1.4 "FAMILY MEMBERS" with respect to an individual, shall mean such individual's spouse, parents, siblings and children.

                     1.5 "PERMITTED TRANSFER" shall mean a Public Sale or a Transfer of Convertible Notes or shares of Common Stock by a Shareholder to: (i) one or more Family Members of such Shareholder, or to such Shareholder's estate; (ii) a trust or limited liability company created and maintained solely for the benefit of one or more Family Members of such Shareholder; or (iii) an Affiliate of such Shareholder. Prior to any such Transfer, each transferee shall execute and deliver a Joinder Agreement to this Agreement. Upon such execution and delivery, each such transferee (other than a Public Transferee) shall be included within the definition of "SHAREHOLDER" for purposes of this Agreement.

                  1.6 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government body.

                  1.7 "PUBLIC TRANSFEREE" means a transferee of a Shareholder pursuant to a Public Sale.

                     1.8 "PUBLIC SALE" means any sale of Common Stock sold pursuant to a registration statement in compliance with the Securities Act of 1933, as amended, or sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

              1.9 "SHAREHOLDERS" shall mean collectively the Persons named in the recitals and each other Person, other than a Public Transferee, that becomes a holder of Equity Securities and agrees in writing to be bound by and comply with the terms of this Agreement.

                 1.10 "TRANSFER" shall mean any actual or proposed disposition of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, operation of law, distribution, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal.


                                   ARTICLE II
                               BOARD OF DIRECTORS

              2.1 SIZE AND COMPOSITION OF THE BOARD. Each Shareholder shall vote all of his or its shares of Common Stock and any other voting Equity Securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a Shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written resolutions in lieu of meetings), to ensure that: (i) the authorized number of directors on the Board shall be established and maintained at eight (8) directors; (ii) of the eight (8) directors,

Thayer shall have six (6) nominees on the Board; and (iii) of the eight (8) directors, GVI shall have two (2) nominees on the Board, provided, however that:

                            (a)    if at any point in time GVI holds, on an
as-converted basis: 2,619,047 or fewer shares of Common Stock (as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events); or fifteen percent (15%) or less of the total outstanding Common Stock, on a Fully-Diluted Basis (as defined below), but more than 1,309,523 shares of Common Stock and more than five (5%) percent of the outstanding Common Stock, on a Fully-Diluted Basis, then Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to cause only one (1) of GVI's nominees to become or continue to be a member of the Board; and

              (b) if at any point in time GVI holds, on an as-converted basis: (i) 1,309,523 or fewer shares of Common Stock (as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events); or (ii) five percent (5%) or less of the total outstanding Common Stock, on a Fully-Diluted Basis, then Thayer shall not be required to vote its shares or to take any other action to cause any of GVI's nominees to become or continue to be members of the Board.

              The Shareholders shall vote all of their voting Equity Securities to ensure that the number of directors comprising the Board shall not be increased without the prior written consent of: (i) GVI and (ii) Thayer. Notwithstanding anything in this Agreement to the contrary, the parties to this Agreement acknowledge and agree that the Board shall have the right, pursuant to the Company's By-laws, to select and recommend individuals for election to the Board and nothing contained in this Section 2.1 shall conflict with such right. Solely for the purposes of this Section 2.1, the term "Fully-Diluted Basis" shall mean giving effect to the conversion of all of the Convertible Notes and to the exercise of all options which have been granted under the Company's employee stock option plan (as such plan is in effect on June 20, 2000), but not to the exercise, conversion or exchange of any other options or convertible or exchangeable securities.

              2.2 REMOVAL. Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to ensure that the removal from the Board (with or without cause) of any of the nominees of Thayer and GVI, respectively, set forth above is made only upon the written request of the Person or Persons entitled to designate such director pursuant to Section 2.1; provided, however, that in the event that GVI is no longer entitled to the number of directors that it then currently has on the Board as provided pursuant to Section 2.1(a) or (b) above, then at Thayer's request, GVI shall use its reasonable best efforts to cause its nominee(s) not entitled to be a director of the Company to resign from the Board.

              2.3 VACANCY. In the event that any director nominated hereunder for any reason ceases to serve as a member of the Board during his term of office, Thayer and GVI shall each vote all of their respective shares and each shall take all other necessary or desirable actions within its control to cause the resulting vacancy on the Board to be filled by a director nominated by the Person or Persons entitled to nominate such director pursuant to Section 2.1.

              2.4 REPRESENTATIONS. Each Shareholder represents that he, she or it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Equity Securities shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.



                                                (i)     ARTICLE III
                           VOTING COMMITMENT; OFFICERS

              3.1 VOTING COMMITMENT. Thayer shall vote all of its shares of Common Stock and any other voting Equity Securities of the Company over which Thayer has voting control, and will take all other actions within its control to ensure that a meeting of the shareholders of the Company is held not later than within one (1) year after the date of this Agreement, at which the Company's shareholders are asked to vote on a proposal to approve the issuance of the shares of Common Stock issuable upon conversion of the Convertible Notes. At such shareholder meeting, Thayer shall vote all of its shares of Common Stock and any other voting Equity Securities of the Company over which Thayer has voting control, and will take all other actions within its control to cause such proposal to be approved by the shareholders. In connection with any Transfer of shares of Common Stock by Thayer to one or more third parties prior to such shareholder meeting that would cause the amount of Common Stock held by Thayer and its Affiliates to fall below fifty percent (50%) of the outstanding shares of common stock of the Company as of such date (excluding any shares of Common Stock issued upon conversion of the Convertible Notes), Thayer shall require the transferee of such shares of Common Stock to agree to vote those shares and take other actions as required by this Section 3.1.

              3.2 OFFICERS. If either Thayer or GVI requests a change in the Chief Executive Officer or Chief Financial Officer of the Company, then the other party shall do all things in its power to effect that change. Both parties shall support only such replacement candidates for the offices of Chief Executive Officer or Chief Financial Officer of the Company as are mutually agreed upon. Notwithstanding the foregoing, the parties acknowledge and agree that the Company's Board shall have the sole right to elect or remove officers of the Company and nothing contained in this Section 3.2 shall conflict with such right.

                                   ARTICLE IV
                      GENERAL TRANSFERABILITY RESTRICTIONS

       Except for Permitted Transfers and other Transfers in compliance with Articles V and VI of this Agreement, no Shareholder shall Transfer or cause or permit to be Transferred any Equity Securities owned or controlled by such Shareholder, and any purported Transfer in violation hereof shall be null and void and the Shareholders shall use their reasonable best efforts to cause the Company not to record such transfer on the Company's books or treat any purported transferee of such Equity Securities as the owner of such shares for any purpose. Prior to Transferring any Equity Securities to any Person (other than pursuant to a Public Sale), the transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company, Thayer and GVI a Joinder to this Agreement. All references to Thayer and GVI in Articles V or VI hereunder shall include their respective Affiliates and transferees pursuant to a Permitted Transfer (other than to one or more Public Transferees).

                                    ARTICLE V
                                TAG ALONG RIGHTS

              5.1 THAYER TRANSFER. Thayer shall not engage in any transaction or transactions (including a merger, consolidation or similar business combination) that involves the Transfer by Thayer (together with any Affiliates of Thayer) to a third party of greater than 2,837,175 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events (other than a "DRAG ALONG SALE" as defined in Article VI below and other than a Permitted Transfer), without first offering to GVI the right to participate in such Transfer as set forth in this Article V (a "THAYER TRANSFER").

              5.2 GVI STOCK TRANSFER. GVI shall not engage in any transaction or transactions (including a merger, consolidation or similar business combination) that involves the Transfer by GVI (together with any Affiliates of
GVI) to a third party of greater than 1,571,429 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events (other than a "DRAG ALONG SALE" as defined in Article VI below and other than a Permitted Transfer), without first offering to Thayer the right to participate in such Transfer as set forth in this Article V (a "GVI STOCK TRANSFER").

              5.3 GVI NOTES TRANSFER. GVI shall not engage in any transaction or transactions that involves the Transfer by GVI (together with any Affiliates of GVI) to a third party of Convertible Notes in an aggregate principal amount of greater than $8,250,000 (other than a Permitted Transfer), without first offering to Thayer the right to participate in such Transfer as set forth in this Article V (a "GVI NOTES TRANSFER"). Notwithstanding the foregoing, a Transfer of Convertible Notes to a third party shall be deemed not to be a GVI Notes Transfer for purposes of this Article V if: (a) the aggregate consideration paid or payable for the Convertible Notes is not more than the outstanding principal and interest due on such Convertible Notes as of the date of such Transfer; and (b) the consideration per share paid or payable for any shares of Common Stock Transferred in any contemporaneous or related Transfers of Common Stock by GVI is less than the Conversion Price (as defined in the Convertible Notes).

              5.4. AGGREGATION. In any series of contemporaneous or related Transfers of Common Stock and/or Convertible Notes that would: (a) in the case a series of Transfers of Common Stock by Thayer, result in the Transfer of an aggregate of 2,837,175 or more shares of Common Stock; and (b) in the case of a series of Transfers by GVI: (i) result in the Transfer of an aggregate of 1,571,429 or more shares of Common Stock; (ii) result in the Transfer of Convertible Notes with an aggregate principal amount greater than $8,250,000; or
(iii) result in the Transfer of any combination of Common Stock or Convertible Notes constituting, on an as-converted basis, 1,571,429 or more shares of Common Stock, such series of Transfers shall be deemed to constitute a single Transfer and the amounts of Common Stock and/or Convertible Notes Transferred thereby shall be aggregated together so that such series of Transfers trigger the provisions of either Section 5.1, in the case of a series of Transfers by Thayer, or Section 5.2 or Section 5.3, in the case of a series of Transfers by GVI. All share amounts in the preceding sentence shall be as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events.

                      5.5 NOTICE. Before consummating a Thayer Transfer, a GVI Stock Transfer or a GVI Notes Transfer (each, a "TAG ALONG SALE"), either Thayer or GVI, as the case may be (the "SELLING PARTY"), shall first deliver a written notice (a "TRANSFER NOTICE") to the other party (the "TAGGING PARTY") stating: (i) in the case of a Thayer Transfer or a GVI Stock Transfer, the Selling Party's desire to Transfer shares of Common Stock to a third party, the number of shares of Common Stock proposed to be Transferred, and the price per share of Common Stock and other general terms of the proposed Transfer, including any escrow of funds from such Transfer; or (ii) in the case of a GVI Notes Transfer, the Selling Party's desire to Transfer one or more Convertible Notes to a third party, the number of Convertible Notes proposed to be Transferred, and the price per share of Common Stock that such proposed Transfer of Convertible Notes represents, computed by dividing the aggregate purchase price for the Convertible Notes proposed to be Transferred by the number of shares of Common Stock for which those Convertible Notes could have been converted at the time of Transfer.

              5.6 TAGGING PARTY RIGHT. The Tagging Party may elect, by delivering to the Selling Party a written notice (a "TAG ALONG NOTICE") of its election within fifteen (15) days after receipt of the Transfer Notice (the "TAG ALONG PERIOD"), to participate in the Selling Party's Transfer of Common Stock or Convertible Notes on the same terms and conditions specified in the Transfer Notice. In the case of a GVI Notes Transfer, the "same terms and conditions" shall mean that the Tagging Party shall have the right to sell shares of Common Stock for the price per share of Common Stock determined by dividing the aggregate purchase price for Convertible Notes proposed to be sold by the number of shares of Common Stock for which those Convertible Notes could have been converted at the time of sale. The Tag Along Notice shall specify the maximum number of Common Stock shares that the Tagging Party may elect to Transfer, which number shall not exceed the product (rounded down to the nearest whole number) obtained by multiplying (x) the number of shares of Common Stock owned by the Tagging Party (excluding any shares of Common Stock receivable upon conversion of Convertible Notes) by (y) a fraction, the numerator of which is the number of shares of Common Stock and/or shares receivable upon conversion of Convertible Notes, as the case may be, proposed to be Transferred by the Selling Party, and the denominator of which is the aggregate number of shares of Common Stock either owned by the Selling Party or receivable by the Selling Party upon conversion of any Convertible Notes held by the Selling Party. If the Selling Party is selling shares of Common Stock and the Tagging Party holds Convertible Notes, the Tagging Party shall convert all such Convertible Notes to shares of Common Stock prior to or concurrently with the Tag Along Sale. The Selling Party shall use its commercially reasonable best efforts to interest the third party in purchasing all the shares of Common Stock specified by the Tagging Party in the Tag Along Notice, in addition to the Common Stock or Convertible Notes, as the case may be, that the third party may already have agreed to purchase from the Selling Party. If the third party refuses to purchase all of such additional shares of Common Stock then the Selling Party must reduce the amount of Common Stock or Convertible Notes, as the case may be, that it proposes to sell to such third party by the amount necessary to enable the Tagging Party to sell to such third party an amount of Common Stock equal to the product (rounded down to the nearest whole number) obtained by multiplying (x) the aggregate number of shares of Common Stock such third party is willing to acquire by (y) a fraction, the numerator of which is the number of shares of Common Stock owned by the Tagging Party and the denominator of which is the aggregate number of shares of Common Stock owned by the Selling Party and the Tagging Party.

              5.7    CONSUMMATION.

                                   (a)    At least ten (10) days prior to the
              consummation of a Transfer by the Selling Party described in a Transfer Notice and not before the earlier of (x) the end of the Tag Along Period and (y) the receipt by the Selling Party of a Tag Along Notice, the Selling Party shall provide written notice (a "CONSUMMATION NOTICE") to the Tagging Party stating (i) the identity of the third party transferee, (ii) the number of shares of Common Stock that such the Tagging Party will be entitled to sell to such third party pursuant to this Article V, and (iii) the date the Transfer will be consummated. At least five (5) days prior to the date of such consummation, the Tagging Party shall deliver to the Selling Party for Transfer to the third party one or more certificates, properly endorsed for Transfer, which represent the number of shares of Common Stock such Tagging Party is entitled to sell, as provided in the Consummation Notice. The certificate(s) delivered to the Selling Party by the Tagging Party shall be Transferred to the third party identified in the Consummation Notice, as part of the consummation of the Transfer of Common Stock pursuant to the terms and conditions specified in the Transfer Notice and the Consummation Notice. Upon receipt of the proceeds of the Transfer, the Selling Party shall promptly remit to the Tagging Party that portion of such proceeds to which such Tagging Party is entitled by reason of such Shareholder's participation in such Transfer together with any stock certificates for any shares not sold in the Transfer.

                                          (b)     In connection with a Transfer
                     pursuant to this Article V, the Tagging Party shall be required to make representations and warranties regarding the Common Stock or Convertible Notes that the Tagging Party proposes to Transfer (including, without limitation, the Tagging Party's ownership of and authority to Transfer such Common Stock or Convertible Notes, the absence of any liens or other encumbrances on such Common Stock or Convertible Notes, and the compliance of such Transfer with the federal and state securities laws and all other applicable laws and regulations). In addition, if the Tagging Party is a holder of more than ten percent (10%) of the outstanding Common Stock, on an as-converted basis, it shall also be required to provide customary representations and warranties regarding the Company.

              5.8 SECURITIES LAWS. Notwithstanding anything to the contrary in this Article V, the Selling Party shall have no obligation to permit a Tagging Party, and no Tagging Party shall have the right, to participate as a Tagging Party in a Thayer Transfer, a GVI Stock Transfer or a GVI Notes Transfer if such Transfer (i) would not be exempt from all registration requirements under federal and state securities laws or (ii) would violate, or cause the Transfer to violate, any applicable federal or state laws.

                                   ARTICLE VI
                                DRAG ALONG RIGHTS

              6.1 DRAG ALONG SALE. Subject to Section 6.3, if either Thayer or GVI (the "DRAGGING PARTY") in its sole discretion determines to accept an offer from a third party that is not an Affiliate of such Dragging Party to purchase all of the shares of Common Stock then held by the Dragging Party, then the other party (the "DRAGGED PARTY") shall be required to sell all the shares of Common Stock either held or receivable upon conversion of any Convertible Notes held by such party pursuant to such offer (the "DRAG ALONG SALE"). Prior to commencing any Drag Along Sale, the Dragging Party shall convert all Convertible Notes held by such Dragging Party to shares of Common Stock. If a Drag Along Sale is structured as a: (i) merger or consolidation, each Dragged Party shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) sale of stock, then each Dragged Party shall agree to sell all of its shares of Common Stock and to either (a) convert all Convertible Notes and sell all shares of Common Stock received upon such conversion, on the terms and conditions approved by the Dragging Party or (b) elect to receive on the Drag Along Sale Date from the purchaser in the Drag Along Sale the aggregate principal and accrued interest on all outstanding Convertible Notes held by such Dragged Party (a "FORCED REDEMPTION") as of such date. Each Dragged Party in such Drag Along Sale: (i) shall be subject to the same terms and conditions of sale; and (ii) shall execute such documents and take such actions as may be reasonably required by the Dragging Party.

              6.2 DRAG NOTICE. The Dragging Party shall provide the Dragged Party with written notice (the "DRAG NOTICE") of a Drag Along Sale at least fifteen (15) days prior to the date of consummation of such sale (the "DRAG ALONG SALE DATE"). The Drag Notice shall set forth: (i) the identity of the third party transferee in a Drag Along Sale; (ii) the price and the other general terms of the proposed Transfer; and (iii) the Drag Along Sale Date.

              6.3 FORM OF CONSIDERATION. Upon the consummation of a Drag Along Sale: (i) each holder of Common Stock (including the Dragging Party) shall receive the same form of consideration and the same amount of consideration per share as each other holder of Common Stock; (ii) if any holders of Common Stock are given an option as to the form and amount of consideration to be received, then each other holder of Common Stock shall be given the same option; and (iii) any non-cash consideration received by holders of Common Stock pursuant to the terms of a Drag Along Sale shall be allocated among the Dragged Party and the Dragging Party pro rata based upon each transferor's percentage ownership of the aggregate shares of Common Stock held by the Dragging Party and the Dragged Party. If any portion of the consideration in a Drag Along Sale is subject to escrow or a future contingency, the Dragged Party's right to the proceeds of the Drag Along Sale shall be proportionally subject to such escrow and/or contingency and the future payments due therefrom.

              6.4    CONSUMMATION.

                                   (a)    At least five (5) days prior to the
                     Drag Along Sale Date, the Dragged Party shall either (i) convert all Convertible Notes held by such Dragged Party and deliver to the Dragging Party for Transfer to the third party one or more certificates, properly endorsed for Transfer, which represent all of the shares of Common Stock held by such Dragged Party; or (ii) elect to proceed with a Forced Redemption in compliance with Section 6.1. Such certificate(s) shall be Transferred to the third party transferee identified in the Drag Notice, as part of the consummation of the Drag Along Sale. Upon receipt of the proceeds of the Drag Along Sale, the Dragging Party shall promptly remit to the Dragged Party that portion of such proceeds to which such Dragged Party is entitled by reason of such Dragged Party's participation in such Drag Along Sale.

                                   (b)     In connection with a Drag
                     Along Sale, the Dragged Party shall be required to make representations and warranties regarding the shares of Common Stock that such Dragged Party Transfers in such sale (including, without limitation, such Dragged Party's ownership of and authority to Transfer such shares of Common Stock and the absence of any liens or other encumbrances on such shares of Common Stock). In addition, any Dragged Party who is a holder of more than ten percent (10%) of the outstanding Common Stock, on an as-converted basis, shall also be required to provide customary representations and warranties regarding the Company.

                                   ARTICLE VII
                         TERMINATION; ADDITIONAL PARTIES

              7.1 TERMINATION. All rights and obligations set forth in this Agreement, to the extent not previously terminated, shall terminate upon the earlier of: (i) the written agreement of Thayer and GVI; (ii) the closing of a Drag Along Sale; (iii) the closing of any Transfer or series of related Transfers of shares of Common Stock, Convertible Notes or any combination of shares of Common Stock and Convertible Notes that results in Thayer and GVI and their respective Affiliates holding together, on an as-converted basis, less than 7,347,672 shares of Common Stock, as adjusted from time to time for any stock splits, stock dividends, combinations or any similar events; or (iv) at such time that either (a) Thayer's or its Affiliates' holdings of Common Stock, on a fully-diluted and as-converted basis, are less than five percent (5%) of the outstanding common stock of the Company; or (b) GVI's or its Affiliates' holdings of Common Stock, on a fully-diluted and as-converted basis, are less than five percent (5%) of the outstanding common stock of the Company.

              7.2 ADDITIONAL PARTIES. All additional shares of capital stock issued by the Company to a Shareholder shall be deemed to be "Equity Securities" owned by such Shareholder for purposes of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

              8.1 LEGEND. All certificates evidencing Equity Securities restricted by this Agreement shall bear a legend indicating the existence of the restrictions imposed hereby and a stop transfer order may be placed with respect to such securities. The legend referred to in the preceding sentence shall be substantially in the following form:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS AND OTHER TERMS OF A SHAREHOLDERS AGREEMENT DATED AS OF JUNE 20, 2000, AMONG CERTAIN SHAREHOLDERS OF GLOBAL VACATION GROUP, INC. (THE "COMPANY") AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

              8.2 COMPLIANCE WITH HART SCOTT RODINO ANTITRUST IMPROVEMENTS ACT. Conversion of the Convertible Notes into shares of Common Stock pursuant to this Agreement may not be made without a filing under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of the applicable waiting periods under the HSR Act. All time periods concerning conversion of the Convertible Notes and actions to be taken after conversion of the Convertible Notes shall be equitably extended to reflect delays caused by such filing and the expiration or termination of such waiting periods.

              8.3 NO WAIVER OF RIGHTS. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or power or of any other right or power. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. Except as otherwise expressly provided herein, all rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

              8.4 AMENDMENT. Except as otherwise expressly set forth in this Agreement, this Agreement may be amended or supplemented only by the written agreement of Thayer and GVI. Any amendment approved by Thayer and GVI pursuant to the preceding sentence shall be binding upon all other Shareholders.

              8.5 ENTIRE AGREEMENT; SUCCESSORS; THIRD PARTIES. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

              8.6 NO ASSIGNMENT. No party hereto may assign any of its rights or obligations under this Agreement to any other person, except that Thayer and GVI may assign part or all of their respective rights and obligations hereunder to one or more of their respective Affiliates, and their respective successors and assigns.

              8.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

              If to the Company:

                     Global Vacation Group, Inc.
              1420 New York Avenue, N.W., Suite 575
              Washington, D.C.  20005
              Attn:  Larry R. Gilbertson
              Tel:   (202) 347-1800
              Fax:   (202) 347-0710

              If to Thayer:

                     Thayer Equity Investors III, L.P.
                     c/o Thayer Capital Partners
                     1455 Pennsylvania Avenue, N.W., Suite 350
                     Washington, D.C.  20004
                     Attn:  Daniel Raskas
                     Tel:   (202) 371-0150
                     Fax:   (202) 371-0391

              With a copy to:

              Hogan & Hartson, L.L.P.
              555 Thirteenth Street, N.W.
              Washington, D.C.  20004
              Attn:  Christopher J. Hagan
              Tel:   (202) 637-5771

              Fax:   (202) 637-5910







       If to GVI:

              GV Investment LLC
              c/0 Three Cities Research, Inc.
              650 Madison Avenue
              New York, NY  10022
              Attn:  J. William Uhrig
              Fax:   (212) 980-1142

       With a copy to:

              Clifford Chance Rogers & Wells, LLP
              200 Park Avenue
              New York, NY  10166
              Attn:  David W. Bernstein
              Fax:   (212) 878-8375

              All notices to any of the parties hereto shall be sent to the addresses set forth above, return receipt requested. All deliveries of notice shall be deemed effective when received by the persons entitled to such receipt or when delivery has been attempted but refused by such person or persons.

              8.8 CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

              8.10 GOVERNING LAW AND VENUE. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any party bringing any action under this Agreement shall only be entitled to choose the state or federal courts located in the Borough of Manhattan in New York City as the venue for such action, and each party hereto consents to the jurisdiction of the court chosen in such manner for such action.

              8.11 SEVERABILITY. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be invalid, illegal or unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

              8.12 SPECIFIC PERFORMANCE. The rights of the parties under this Agreement are unique and the failure of a party to perform its obligations hereunder would irreparably harm the other parties hereto. Accordingly, the parties shall, in addition to such other remedies as may be available at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

              8.13 FURTHER ASSURANCES. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

              8.14 FIDUCIARY DUTY. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way impair any fiduciary duties of the Shareholders or any directors of the Company to the Company and no Shareholder shall be required to take any action hereunder for which the Company receives legal advice that such action could violate such Shareholder's fiduciary duties to the Company.





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



              IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first above written.


                               THAYER:


                               THAYER EQUITY INVESTORS III, L.P.

                               By:    TC Equity Partners, L.L.C.
                               Its:   General Partner

                                      By:
                                             -----------------------------
                                      Name:
                                             -----------------------------
                                      Title:
                                             -----------------------------


                               GVI:


                               GV INVESTMENT LLC

                               By:
                                      ------------------------------------
                               Name:
                                      ------------------------------------
                               Title:
                                      ------------------------------------

                                  EXHIBIT 3.1-C

                                REQUIRED CONSENTS

CREDIT AGREEMENT. The Credit Agreement, dated as of March 27, 1998, by and among the Company, the Lenders party thereto, and The Bank of New York, as Administrative Agent, as amended, requires lender approval of a transaction of the type contemplated by the Note Purchase Agreement. The Company is currently in the process of obtaining this consent.

SHAREHOLDER APPROVAL. Although the sale of Convertible Notes pursuant to the Note Purchase Agreement will not require shareholder approval, New York Stock Exchange rules require the Company to obtain shareholder approval for certain issuances of shares of Company common stock, including the issuance of Company common stock upon conversion of the Convertible Notes. In accordance with
Section 6.1 of the Note Purchase Agreement, the Company plans to call a shareholder meeting within the first year after the signing of the Note Purchase Agreement for the purpose of obtaining such shareholder consent.*

HSR ACT. Certain provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), require certain filings to be made and certain waiting periods to be observed prior to certain sales of securities. Although the sale of Convertible Notes pursuant to the Note Purchase Agreement will not constitute such a sale of securities under the HSR Act, those provisions will be applicable to the issuance of shares of Company common stock upon conversion of the Convertible Notes. As a result, the Company must make certain filings and observe certain waiting periods prior to any such issuance of shares of Company common stock.*

* THESE CONSENTS WILL BE OBTAINED AFTER THE CLOSING DATE AND ARE NOT INCLUDED IN THE CONSENTS REQUIRED TO BE OBTAINED AS A CONDITION OF CLOSING PURSUANT TO
SECTION 5.1(d) OF THE NOTE PURCHASE AGREEMENT.

                                        EXHIBIT 3.1-G

                         OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

       The Company has an employee stock option plan which provides the reservation of twelve percent (12%) of the number of outstanding shares of common stock for issuance to eligible individuals pursuant to grants of Company stock options. The following table summarizes information about Company stock options outstanding as of December 31, 1999. The Company has not issued any stock options since December 31, 1999.

                                      OPTIONS OUTSTANDING
                                      -------------------

             RANGE                            NUMBER                         WEIGHTED
               OF                       OUTSTANDING AS OF                    AVERAGE
         EXERCISE PRICE                 DECEMBER 31, 1999                 EXERCISE PRICE
          $2.94 - 2.94                       300,000                           $2.94
          $6.00 - 8.00                       180,000                           $6.22
         $9.25 - 11.63                        57,500                          $10.30
         $13.63 - 13.63                       40,000                          $13.63
         $14.00 - 14.00                      794,686                          $14.00
                                             -------                          ------
                                            1,372,186                         $10.40
                                            =========                         ======

       Other than the stock options discussed above, there are no other outstanding options, warrants or convertible or exchangeable securities of the Company and the Company is not a party to any other agreements which require, or upon the passage of time, the payment of money or the occurrence of any other event will require, the Company to issue or sell any of its stock (other than the Convertible Notes).

                                  EXHIBIT 3.1-H

                         TRANSFER RESTRICTIONS ON SHARES

All shares of the common stock of each of the Company's subsidiaries are subject to restrictions on transfer imposed by the Company's credit agreement. See
Exhibit 3.1-C for discussion of the Company's credit agreement.

                                  EXHIBIT 3.1-K

                             MATERIAL ADVERSE EFFECT

NYSE LISTING. The Company has been advised by the New York Stock Exchange ("NYSE") that the Company currently falls below the NYSE's continued listing standards, which require: (i) total market capitalization of not less than $50 million, and (ii) total shareholders' equity of not less than $50 million. At the market close on June 8, 2000, the Company's total market capitalization was approximately $38.7 million. On March 31, 2000, the Company's total shareholders' equity was approximately $46.1 million. In accordance with NYSE rules, the Company submitted a plan on June 9, 2000 demonstrating how the Company will attempt to comply with NYSE rules (the "PLAN"). If the Plan is accepted by NYSE's Listing and Compliance Committee, the Company will be subject to quarterly monitoring for compliance. If the Plan is not accepted, the Company will be subject to the NYSE trading suspension and delisting. Should the Company's shares cease to be traded on the NYSE, the Company will attempt to find an alternative trading venue.

GLOBETROTTERS DIVISION; POSSIBLE WRITE-OFF OF NET OPERATING LOSS TAX ASSET. Since March 31, 2000, the Company has revised and shared with GVI its internal consolidated forecast, with the principal shortfall to the prior forecast being the results at its Globetrotters Vacations, Inc. subsidiary. In response to the shortfall, the Company is considering various options, including the closure of the Globetrotters subsidiary and related entities, which would entail abandoning certain assets of those entities. If this option is undertaken and the Company fails to generate taxable income during the 2000 tax year, accounting conventions may require that the Company write off certain income tax receivables resulting from net operating losses carryforwards from previous tax years that are presently recorded on the Company's books. It might also require write-offs or accelerated amortization of goodwill or other intangible assets currently on the Company's balance sheet and related restructuring expenses.

FRIENDLY HOLIDAYS LEASE TERMINATION. One of the Company's wholly-owned subsidiaries, Friendly Holidays, Inc., is negotiating a Termination of Lease Agreement with the landlord of the office space that it leases in Lake Success, New York pursuant to which Friendly will surrender possession of the demised premises to the landlord and pay $528,300 directly to the landlord and $131,700 to the real estate agent.

                                  EXHIBIT 3.1-O

                                   TAX ISSUES

The Company and its subsidiaries file consolidated federal tax returns. Each subsidiary files individual state and local tax returns. The Company filed applications for extensions for its consolidated federal tax return for the 1999 tax year on or about March 15, 2000. Each subsidiary filed applications for extensions for their respective state and local tax returns for the 1999 tax year on or about March 15, 2000. The City of New York notified the Company that the applications for extensions filed by certain subsidiaries were postmarked by the U.S.P.S. after March 15, 2000 and were consequently deemed to be filed late. As a result, the City of New York denied those applications for extensions. The other applications for extensions filed by the Company and its subsidiaries have not, to the Company's knowledge, been deemed late or denied. It is possible, however, that those applications for extensions will be deemed to be filed late. The aggregate effect of the City of New York's action and any resulting late filing fees levied by that or any other jurisdiction will, the Company believes, be de minimus.

The following table lists the taxing authorities with whom the Company and its subsidiaries have filed applications for extensions for the 1999 tax year.

---------------------------------------------------------------------------------
                      GLOBAL VACATION GROUP, INC. & SUBSIDIARIES
                       EXTENSIONS FOR FILING INCOME TAX RETURNS
                       FOR THE TAX YEAR ENDED DECEMBER 31, 1999

---------------------------------------------------------------------------------
GLOBAL VACATION GROUP, INC. & SUBSIDIARIES
------------------------------------------
---------------------------------------------------------------------------------
      U.S.                            INTERNAL REVENUE SERVICE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      CALIFORNIA                      FRANCHISE TAX BOARD
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      HAWAII                          HAWAII STATE TAX COLLECTOR
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      ILLINOIS                        ILLINOIS DEPARTMENT OF REVENUE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      FLORIDA                         FLORIDA DEPARTMENT OF REVENUE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW JERSEY                      STATE OF NEW JERSEY
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK                        NEW YORK STATE CORPORATION TAX
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK CITY                   NYC DEPARTMENT OF FINANCE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
FRIENDLY HOLIDAYS
-----------------
---------------------------------------------------------------------------------
      NEW YORK                        NEW YORK STATE CORPORATION TAX
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
GLOBETROTTERS, INC.
-------------------
---------------------------------------------------------------------------------
      MASSACHUSETTS                   COMMONWEALTH OF MASSACHUSETTS
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK                        NEW YORK STATE CORPORATION TAX
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK CITY                   NYC DEPARTMENT OF FINANCE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      PENNSYLVANIA                    PA DEPARTMENT OF REVENUE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
GVG MANAGEMENT COMPANY, INC.
----------------------------
---------------------------------------------------------------------------------
      DC                              D.C. TREASURER
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
HADDON HOLIDAYS, INC.
---------------------
---------------------------------------------------------------------------------
      NEW JERSEY                      STATE OF NEW JERSEY
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
INTERNATIONAL TRAVEL & RESORTS, INC.
------------------------------------
---------------------------------------------------------------------------------
      NEW YORK                        NEW YORK STATE CORPORATION TAX
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK CITY                   NYC DEPARTMENT OF FINANCE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
ISLAND RESORT TOURS, INC.
-------------------------
---------------------------------------------------------------------------------
      NEW YORK                        NEW YORK STATE CORPORATION TAX
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
      NEW YORK CITY                   NYC DEPARTMENT OF FINANCE
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
MTI VACATIONS, INC.
-------------------
---------------------------------------------------------------------------------
      WISCONSIN                       WISCONSIN DEPARTMENT OF REVENUE
---------------------------------------------------------------------------------

                                  EXHIBIT 3.1-R

                          AFFILIATED PARTY TRANSACTIONS

VACATION.COM AGREEMENTS. Two wholly-owned subsidiaries of the Company (Classic Custom Vacations and Globetrotters Vacations, Inc.) have entered into preferred supplier agreements with Vacation.com, Inc., a New York corporation ("VACATION.COM"). Thayer Capital Partners holds indirect majority interests in both Vacation.com and the Company, making the Company and Vacation.com affiliates of each other. Pursuant to the preferred supplier agreements, Vacation.com's member travel agencies receive preferential commissions for the sale of vacation products offered by the Company, as well as incentive commissions if they meet or exceed specified sales targets. If such sales targets are met or exceeded, Vacation.com will be paid an incentive commission. The Company believes that the terms of the preferred supplier contracts are no more favorable to Vacation.com than similar contracts that the Company has entered into with non-affiliated third parties.

PROMISSORY NOTE BETWEEN ROGER H. BALLOU AND THE COMPANY. In connection with the accelerated vesting of shares of Company common stock held by Roger H. Ballou, Chairman, President and CEO of the Company, the Company a made loan to Mr. Ballou in an amount sufficient to enable Mr. Ballou to make tax payments triggered by the accelerated vesting. The principal amount of Mr. Ballou's loan is $1.2 million, it bears interest at a rate of 6% per year and must be repaid either when his employment is terminated or by March 15, 2003, whichever comes first. The Company intends, however, to forgive and extinguish Mr. Ballou's obligation to repay 10.56% of the maximum principal amount of his loan then outstanding on each March 16 that Mr. Ballou remains employed with the Company, ending March 16, 2003. In addition, if the Company achieves aggregate net income, after income taxes, equal to or greater than $69.0 million for the four-year period beginning January 1, 1999 and ending December 31, 2002, the Company has agreed to forgive and extinguish all interest payable on Mr. Ballou's loan on March 16, 2003. If the Company achieves aggregate net income, after income taxes, between $60.0 million and $69.0 million over that period, the Company has agreed to forgive and extinguish a portion of the interest payable on Mr. Ballou's loan, with 0% forgiven at $60.0 million, increasing proportionally until 100% of the interest payable is forgiven at $69.0 million. For example, if the Company achieves $64.5 million in aggregate net income, after income taxes, during that period, the Company will forgive 50% of the interest payable on Mr. Ballou's loan on March 16, 2003. In addition, the Company has agreed to forgive all interest payable on Mr. Ballou's loan if the Company is sold in a transaction in which the fair value of the consideration paid to the Company's shareholders would produce a 30% annualized return to the shareholders of record of the Company as of March 16, 1999, based on the closing price of a share of the Company common stock of $8.4375 on that date. To the extent that Mr. Ballou has paid any interest due on his loan before all or any portion of that interest is forgiven, the Company has agreed to apply all amounts previously paid to reduce the principal balance of Mr. Ballou's loan due on March 16, 2003.

SENIOR MANAGEMENT AGREEMENTS. The Company has entered into senior management agreements with its senior executives which provide for the employment of the senior executives by the Company and, in certain cases, the purchase by the senior executives of common and preferred stock of the Company.

                                  EXHIBIT 5.1-E

                         OPINION OF HOGAN & HARTSON, LLP

                                  EXHIBIT 5.2-D

                 OPINION OF CLIFFORD CHANCE ROGERS & WELLS, LLP

                                 EXHIBIT 10.1(1)

                           BROKERS USED BY THE COMPANY

The Company owes certain fees and expenses to CS First Boston Corporation in connection with the transaction.

                                 EXHIBIT 10.1(2)

                            BROKERS USED BY THE BUYER

None.